UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARMING SHOPPES, INC.

3750 STATE ROAD

BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 16, 2011

We are pleased to give you this notice of our 2011 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on Thursday, June 16, 2011 (eastern time)

Place:	Charming Shoppes, Inc. 450 Winks Lane Bensalem, PA 19020

Items of Business:	1. To elect the ten (10) Director nominees identified in the accompanying Proxy Statement for a one-year term.

2. To hold an advisory vote on the compensation of our named executive officers.

3. To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

4. To ratify the appointment of Ernst & Young LLP as our independent auditors to serve for fiscal 2011.

5. To transact such other business as may properly come before the Meeting or at any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Meeting if you were a holder of record of Common Stock at the close of business on April 18, 2011.

Company Reports:	Our Annual Report on Form 10-K for our fiscal year ended January 29, 2011 is included with these materials. Financial and other information concerning Charming Shoppes is included in our Annual Report.

Proxy Materials:	If proxy materials are received by mail, a Proxy Statement, a Proxy Card and a pre-paid postage-paid return envelope are enclosed.

Proxy Voting:	Your vote is important. Please read the Proxy Statement carefully and submit your proxy by mailing the enclosed Proxy Card or voting on the Internet or by telephone (as described below) as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be held on June 16, 2011.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making its Proxy Statement and its Annual Report on Form 10-K available electronically via the Internet. As also permitted by the SEC rules, we are mailing to the beneficial holders of our shares, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to electronically access this Proxy Statement and our Annual Report on Form 10-K on the Internet and how to vote. In general, shareholders who receive the Notice will not receive a paper copy of the proxy materials in the mail. The Notice and accompanying question and answer supplement contain instructions on how to request a paper copy of the proxy materials, including this Proxy Statement, our Annual Report on Form 10-K and Proxy Card.

Please note that we will also send to the registered holders of our shares, a paper copy of these proxy materials by mail, rather than the Notice. We will begin mailing the Notice to the beneficial holders on or about May 6, 2011. We will begin to mail paper copies of this Proxy Statement, our Annual Report on Form 10-K and form of Proxy Card to the registered holders on or about the same time we mail the Notice.

The Proxy Statement and our fiscal 2010 Annual Report on Form 10-K to shareholders are also available at www.charmingshoppes.com/proxy2011.

By Order of the Board of Directors

Colin D. Stern
Secretary
May 6, 2011

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CHARMING SHOPPES, INC.

3750 State Road

Bensalem, Pennsylvania 19020

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc., a Pennsylvania corporation, of proxies to be voted at our 2011 Annual Meeting of Shareholders and at any adjournment of the meeting.

You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on June 16, 2011, beginning at 10:00 a.m. (eastern time). The Meeting will be held at 450 Winks Lane, Bensalem, Pennsylvania 19020.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), on or about May 6, 2011, we mailed to the beneficial holders of our shares entitled to vote at the Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing the instructions on how to electronically access on the Internet this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 29, 2011 (“fiscal 2010”) and how to vote. As used in this Proxy Statement the terms “fiscal 2009” and “fiscal 2008” refer to our fiscal years ended January 30, 2010 and January 31, 2009, respectively. The term “fiscal 2011” refers to our fiscal year which will end on January 28, 2012. In general, shareholders who receive the Notice will not receive a paper copy of the proxy materials in the mail. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice and the accompanying question and answer supplement. In addition, the Notice and the accompanying question and answer supplement contain instructions on how shareholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Please note that we will send to the registered holders of our shares, entitled to vote at the Meeting, our proxy materials by mail instead of the Notice. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, Proxy Card and our Annual Report on Form 10-K for our fiscal year ended January 29, 2011 are being mailed to these shareholders on or about May 6, 2011. The Proxy Statement and our fiscal 2010 Annual Report on Form 10-K are also available at www.charmingshoppes.com/proxy2011.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, our shareholders will be asked to consider and act upon the following matters:

•	Election of the ten (10) Director nominees named in this Proxy Statement for a one-year term;

•	An advisory vote on the compensation of our named executive officers;

•	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

•	Ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2011; and

•	Such other business as may properly come before the Meeting or at any adjournment thereof.

Who is entitled to attend and vote at the Meeting?

Only shareholders of record on April 18, 2011, the record date for the Meeting, are entitled to receive notice of and attend and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials?

The SEC permits companies to furnish their proxy materials over the Internet. As a result, we are mailing to the beneficial holders the Notice instead of a paper copy of the proxy materials. All shareholders, including the registered holders, will be able to access the proxy materials online and may also request a paper copy of the proxy materials. Shareholders that receive the Notice will not be mailed a paper copy of the proxy materials unless they request a copy. Instructions on how to access the proxy materials over the Internet and on how to request a paper copy of the proxy materials may be found on the Notice. In addition, the Notice and the accompanying question and answer supplement contain instructions on how shareholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis. These instructions are also set out below. A shareholder receiving the Notice will be able to vote (i) via the Internet, (ii) by telephone by accessing the proxy materials online and following the instructions or (iii) by mail if the shareholder requested a paper copy of the proxy materials.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

We are providing the registered holders with paper copies of the proxy materials instead of the Notice. Shareholders who receive the proxy materials by mail will only be able to vote by mailing the Proxy Card enclosed with the Proxy Statement and will not be able to vote via the Internet or by telephone. If you want to receive an e-mail copy of our proxy materials, you must request one.

If I only received a Notice of Internet Availability of Proxy Materials, how do I obtain a paper or e-mail copy of the proxy materials?

If you want to receive a paper or e-mail copy of our proxy materials, you must request one. There is no charge to you for this. Please make your request on or before June 2, 2011 to facilitate timely delivery. If you received only the Notice, you may request a copy of the proxy materials for this Meeting and all future meetings:

•	by Internet at www.proxyvote.com;

•	by telephone at 1-800-579-1639; or

•	by e-mail at sendmaterial@proxyvote.com.

If requesting proxy materials by e-mail, please send a blank e-mail with your 12-Digit Control Number (located on the Notice) in the subject line.

How do shareholders vote?

Shareholders of record on the record date may vote at the Meeting in person or by proxy.

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Voting by Internet or telephone. If you received the Notice, the website for Internet voting is in the Notice. Please follow the instructions contained in the Notice. Internet voting is available 24 hours a day, seven days a week through 11:59 p.m. (eastern time), on Wednesday, June 15, 2011. A shareholder may also vote by telephone by accessing the proxy materials online and following the instructions or by requesting a paper copy of the proxy materials. Alternatively, if you requested a paper copy of the proxy materials, you may also vote by mail by marking the Proxy Card enclosed with the paper copy, dating and signing it, and returning it in the postage-paid envelope provided.

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Voting by mail. If you received a paper copy of the proxy materials, you may vote only by mail by marking the Proxy Card enclosed with this Proxy Statement, dating and signing it, and returning it in the postage-paid envelope provided. If you received the Notice and wish to vote by mail, you must request a paper copy of the materials as discussed above.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

If a shareholder gives a proxy, how are the shares voted?

Proxies received by us before the Meeting will be voted at the Meeting in accordance with your instructions. If you sign and return the enclosed Proxy Card or vote via the Internet or telephone, as applicable, but do not give voting instructions, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Michael Goldstein, our Chairman of the Board of Directors, and Michael C. Appel, a Director and Chair of our Compensation Committee.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion, under the rules governing them, to vote such shares on routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is not a routine matter under the applicable rules, a “broker non-vote” occurs. Uncontested director elections (Proposal No. 1) are considered non-routine, as are advisory votes on compensation of the named executive officers (Proposal No. 2) and advisory votes on the frequency of future advisory votes on compensation of the named executive officers (Proposal No. 3). Accordingly, if an account holder does not instruct the broker or nominee on how to vote on any of Proposal No. 1, Proposal No. 2 or Proposal No. 3, a broker non-vote will occur. Brokers and nominees have the discretion, however, to vote any uninstructed shares on the ratification of the appointment of our independent auditors (Proposal No. 4).

It is possible that matters other than those described above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement and the Notice, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee will comply with the rules of the SEC when exercising proxies on a discretionary basis.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by (i) executing a proxy bearing a later date (1) by mail if you received the proxy materials by mail or (2) online or by telephone, if you received the Notice, (ii) filing with the Secretary of Charming Shoppes a notice of revocation or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not by itself revoke your proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on April 18, 2011, the record date for the Meeting, 116,239,299 shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes will count for purposes of determining whether a quorum is present, provided that such shares are voted for at least one proposal at the Meeting.

What vote is required to approve each item?

Election of Directors: The ten (10) nominees for election as Directors who receive the greatest number of votes will be elected as Directors. Under our Articles of Incorporation, cumulative voting is not permitted.

Advisory Approval of the Compensation of the Named Executive Officers: Approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosure contained elsewhere in this Proxy Statement is required by Section 14A of the Securities Exchange Act of 1934, as amended, and is not binding on the Company. Although not required by law at the time, we previously sought such advisory approval on our executive compensation on a voluntary basis at our 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”). The advisory vote held at the 2010 Annual Meeting to approve the compensation of our named executive officers set forth in the Summary Compensation Table and accompanying narrative disclosure contained in our Proxy Statement related to the 2010 Annual Meeting received overwhelming approval from our shareholders. Although the advisory vote at the Meeting is non-binding, our Board and Compensation Committee will consider the results of the advisory vote to be held at the Meeting in making future compensation decisions for our executives. The approval of the resolution requires the affirmative vote of a majority of votes cast on the matter.

Advisory Approval of the Frequency of the Advisory Vote on Compensation of the Named Executive Officers: You have four options with regard to the proposal on the frequency of future advisory votes on compensation of our named executive officers: every three years, every two years, every year or you may abstain from voting. The option receiving the greatest number of votes cast at the Meeting will be deemed the preference of our shareholders. Because your vote is advisory, it will not be binding on the Company. Our Board and the Corporate Governance and Nominating Committee will review the voting results and take our shareholders’ preference into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation, although we may decide it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option receiving the most support from our shareholders.

Ratification of the Appointment of Independent Auditor: Although we are not required to submit the appointment of our independent auditors to a vote of shareholders, we believe that it is appropriate to ask that you ratify their appointment. Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

Other: Approval of any other matter that comes before the Meeting will require the affirmative vote of a majority of the votes cast on the matter.

Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors because only the number of votes cast for each nominee is relevant, nor will withheld votes, abstentions or broker non-votes be taken into account or have any effect on the approval of other matters that may come before the Meeting because abstentions, withheld votes and broker non-votes are not equivalent to a negative vote.

What are the Board of Directors’ recommendations?

The Board of Directors unanimously recommends that you vote as follows:

FOR the ten (10) persons nominated by the Board as Directors for a one-year term.

FOR the approval of a non-binding shareholder advisory vote on the compensation of the named executive officers.

ONE YEAR for the frequency of a non-binding shareholder advisory vote on compensation of the named executive officers.

FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2011.

If you received our proxy materials by mail, you may vote using the Proxy Card enclosed with this Proxy Statement. If you received the Notice, you may vote via the Internet or telephone by following the instructions included in the Notice.

Other Information

We have provided access to or enclosed our Annual Report on Form 10-K for fiscal 2010. No material contained in the Annual Report is to be considered a part of the proxy solicitation materials.

Our mailing address is Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.

DIRECTORS STANDING FOR ELECTION

Michael Goldstein, a Director since 2008, was elected Non-Executive Chairman of the Board on June 24, 2010. On October 13, 2010, James P. Fogarty resigned from his position as President and Chief Executive Officer of Charming Shoppes and as a Director. On October 13, 2010, the Board elected Michael J. Blitzer to serve as a member of the Board until the Meeting in order to fill the vacancy left by the resignation of Mr. Fogarty. Upon Mr. Fogarty’s resignation Anthony M. Romano, who at the time was serving as the Company’s Executive Vice President - Global Sourcing and Business Transformation, was promoted to Chief Operating Officer and assumed responsibility for the Company’s operations in the absence of a Chief Executive Officer. On March 23, 2011, Mr. Romano was appointed as the Company’s new President and Chief Executive Officer and elected as a member of the Board to serve until the Meeting and until his successor has been elected and shall have been qualified. On March 23, 2011, the Board elected Paula A. Price as a member of the Board, to serve until the Meeting and until her successor has been elected and shall have been duly qualified. Mr. Blitzer, Ms. Price and Mr. Romano are among our nominees for election as Director at the Meeting.

The number of Directors is currently set at ten (10). Each Director elected at the Meeting will serve for a one-year term until his or her successor shall have been duly selected and qualified or until his or her earlier death, resignation or removal. The Board has nominated the people listed below to serve as Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE BOARD’S NOMINEES FOR ELECTION AS DIRECTORS.

BIOGRAPHIES OF DIRECTORS AND NOMINEES FOR DIRECTOR

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director, the Board also believes that all of our Director nominees have a reputation for integrity and honesty and adhere to high ethical standards. Each nominee has also demonstrated business acumen and an ability to exercise sound judgment and each has significant experience on other boards and board committees and/or as senior executives with large public companies. In particular, we value board members with experience in operations, finance, accounting, marketing, merchandising and sales and those with considerable educational backgrounds.

Other than Michael J. Blitzer, a Director and a consultant to the Company, and Anthony M. Romano, a Director and the Company’s President and Chief Executive Officer, each of the following Directors and nominees for Director is “independent” under the NASDAQ Marketplace Rules, the NASDAQ listing requirements, and the applicable Chicago Stock Exchange Rules and Chicago Stock Exchange listing requirements as well as the standards set forth in our Principles of Corporate Governance. For more information about our determination of independence and our compliance with the rules governing the composition of our Audit Committee, see “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Board of Directors” and “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Committees of the Board of Directors – Audit Committee.”

ARNAUD AJDLER	Director Since 2008

Mr. Ajdler, 35, is a Senior Managing Director of Crescendo Partners, a value-oriented investment firm based in New York. He is also an adjunct professor at Columbia University Business School where he teaches a course in value investing. Mr. Ajdler currently serves on the boards of directors of the following public companies: (1) Destination Maternity Corporation, since March 2008, currently serves as Chairman of the Board and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee; and (2) O’Charley’s Inc., since March 2008, currently a member of the Compensation and Human Resources Committee. He has also served on the boards of directors of the following other public companies within the last five years: (1) The Topps Company, from August 2006 until the sale of the Company in October 2007, member of the Audit Committee; (2) Hill International, Inc., from June 2006 until June 2009, member of the Governance and Nominating Committee; and (3) Rhapsody Acquisition Corp., from its inception in June 2006 until July 2008. From June 2004 until June 2006, Mr. Ajdler also served as Chief Financial Officer, a Director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International Inc. in June 2006. Mr. Ajdler received a B.S. in engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an MBA from the Harvard Business School. Mr. Ajdler chairs our Corporate Governance and Nominating Committee and serves on our Audit Committee. In considering Mr. Ajdler for Director of the Company, the Board took into account his strong business, financial and mergers and acquisitions background as well as his perspective obtained from serving on other public company boards of directors. Mr. Ajdler also brings to the Board the perspective of a major shareholder in our Company.

MICHAEL C. APPEL	Director Since 2008

Mr. Appel, 61, has been a Director at AlixPartners LLP (“AlixPartners”), a global consulting agency that provides turnaround and crisis management, as well as enterprise improvement consulting services to boards of directors, management, creditors and shareholders, since 2010. From 2001 until 2010, Mr. Appel was a Managing Director at Quest Turnaround Advisors where he headed the Retail and Consumer Goods Practice. Representative clients included Skip’s Clothing and Kasper A.S.L., Ltd. (“Kasper”), a leading manufacturer of women’s apparel under the Kasper and Anne Klein brands. From 2002 until 2004, he served as financial advisor to the creditors committee in the Kasper Chapter 11 bankruptcy proceeding, for which he was recognized with the Turnaround Management Association’s Turnaround of the Year Award for 2004. From 2002 until 2003, he served as Chief Restructuring Officer and later as Interim Chief Executive Officer at HCI Direct, Inc. a leading U.S. direct marketer of women’s hosiery. Mr. Appel has served as the Interim Chief Executive Officer for specialty retailers such as Caswell-Massey Inc. in 1992, Ciro, Inc. in 1994, Laura Ashley N.A. in 1998, Levene’s and Palmer’s (a home furnishings retailer in New Zealand) in 1997 and Wilkes Bashford from March 2009 until the company was sold on November 30, 2009 in a Section 363 sale in connection with the company’s Chapter 11 proceeding. Mr. Appel began his career at retailer Bloomingdales in 1973, where he served in a variety of different merchandising positions and rose to serve as Divisional Merchandise Manager of Childrenswear until his departure in 1982. From 1983 until 1986, he was Vice President of Merchandising at retailer Fortunoff, and from 1986 until 1990, he was Executive Vice President and President of Hoffritz for Cutlery, an 80-store national specialty chain. He graduated from Brandeis University, Phi Beta Kappa, and received an MBA with Distinction from the Harvard Business School. Mr. Appel is a member of the board of directors of the LIM Fashion Education Foundation, and currently chairs our Compensation Committee and serves on our Corporate Governance and Nominating Committee. In considering Mr. Appel for Director of the Company, the Board took into account his extensive experience managing and experience with retail companies, especially companies facing internal and external challenges.

RICHARD W. BENNET, III	Director Since 2008

Mr. Bennet, 58, was the Vice Chairman of The May Department Stores Company from 2000 until 2002. Before his appointment as Vice Chairman, Mr. Bennet served in various executive management positions at other retailers including President and Chief Executive Officer of Kaufmanns and Famous Barr from 1997 until 1999 and from 1995 until 1996, respectively. Before holding these executive leadership positions, Mr. Bennet held a number of senior merchandising positions, such as General Merchandise Manager, at retailers such as Filene’s, from 1993 until 1994, Famous Barr, from 1987 until 1992, and May D & F in 1986. Mr. Bennet also served as President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Time Life Entertainment, from 2005 until 2007. Currently Mr. Bennet is Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying services and infrastructure to 2,500 locations, where he has worked since 2008. Mr. Bennet has also served on the board of directors of the public company drugstore.com, inc., a leading online drug store and information site for health, beauty, personal care and pharmacy products, since 2007. Mr. Bennet has an MBA from Washington University, St. Louis. Mr. Bennet currently serves on our Corporate Governance and Nominating Committee and Compensation Committee. In considering Mr. Bennet for Director of the Company, the Board took into account his extensive experience in the various executive management positions he has held in the retail sector and especially in apparel merchandising.

MICHAEL J. BLITZER	Director Since 2010

Mr. Blitzer, 61, has served as a principal of Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale, and consumer industries, since 2005. From November 2002 to September 2005, Mr. Blitzer served as the Lead Independent Director and Vice Chairman of the board of directors of LeSportsac Inc. Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, from September 1997 until he retired in November 2002. Mr. Blitzer spent over 30 years at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories, and Footwear. He has also worked with a variety of companies in both apparel and accessories, including Neiman Marcus Group and Liz Claiborne Inc. In addition to LeSportsac Inc., Mr. Blitzer has served on the boards of directors of Kate Spade, LLC, Modell’s Sporting Goods, and Charlotte Russe Holdings, Inc. Mr. Blitzer is currently an advisory partner to Goode Partners LLC, a private equity firm specializing in consumer industries, a position he has held since March 2006, and has been a member of the board of directors of the public company Kenneth Cole Productions, Inc. since June 2009 and Intermix, LLC since March 2009. In considering Mr. Blitzer for Director of the Company, the Board took into account his extensive experience in the various executive positions he has held in the apparel and accessories sectors, both retail and wholesale as well as the perspective he brings of an advisor who regularly deals with operational and strategic planning.

MICHAEL GOLDSTEIN	Director Since 2008

Mr. Goldstein, 69, was employed by Ernst & Young LLP (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein served as Chairman of the Toys “R” Us Children’s Fund, a public charity affiliated with Toys “R” Us, Inc., from 2001 until 2006 and was Chairman of Toys “R” Us, Inc. from 1998 to 2001, Chief Executive Officer from August 1999 until January 2000, Vice Chairman and Chief Executive Officer from 1994 to 1998 and Chief Financial Officer from 1983 until 1994. Mr. Goldstein currently serves on the boards of directors of the following public companies: (1) 4 Kids Entertainment, Inc., since 2003, currently interim Chairman of the Board, chairman of the Audit Committee and member of the Nominating and Governance Committee; (2) Medco Health Solutions, Inc., since 2003, currently Lead Director, chairman of the Corporate Governance and Nominating Committee, and member of the Audit Committee and the Mergers and Acquisitions Committee; and (3) Pacific Sunwear of California, Inc., since 2004, currently chairman of the Audit Committee. Mr. Goldstein is also a director of various private companies and not-for-profit charitable organizations. He has also served on the boards of the following other public companies within the last five years: Bear Stearns & Co. from 2007 until 2008; Finlay Enterprises, Inc. from 1999 until 2006; United Retail Group from 1999 until 2007; and Martha Stewart Omnimedia, Inc. from 2004 until 2010. Mr. Goldstein has served as a Director of the Company since 2008, and as Chairman of the Board since June 24, 2010. He is currently a member of the Compensation Committee. In considering Mr. Goldstein for Director of the Company, the Board took into account his experience and governance leadership roles on the boards of various other public companies, as well as his extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer at a large public corporation.

KATHERINE M. HUDSON	Director Since 2000

Ms. Hudson, 64, is the retired Chairman of the board of directors, President and Chief Executive Officer of Brady Corporation (“Brady”), a global manufacturer of identification solutions and specialty industrial products. Ms. Hudson became President and CEO of Brady in 1994 after spending twenty-four years with Eastman Kodak Company, an imaging technology products provider. Her career at Eastman Kodak Company included positions in systems analysis, supply chain, finance, corporate communications, investor relations, information technology and litigation operations. Her general management experience span both commercial and consumer product lines. Her last position at Eastman Kodak Company was as the Vice President and General Manager of Professional, Printing and Publishing Imaging, a business unit with $2.3 billion in revenues. Recruited to lead Brady, Ms. Hudson launched efforts to globalize the company, expanding its presence from eight countries to twenty-two. From 1994 until her retirement in 2003, Brady’s revenues doubled and its market capitalization tripled. Ms. Hudson has also served on the boards of directors of the following public companies within the last five years: (1) CNH Global, from 2004 until 2006, including service as its Non-Executive Chairman; and (2) Ericsson, from 2006 until 2008. In addition, Ms. Hudson has served on the board of directors of International Flavors and Fragrances, Inc., which is also a public company, since 2008. In the past, Ms. Hudson served on the Audit Committees of the public companies Case Corporation and CNH Global, as well as on the Compensation Committee of Apple Computer Corporation and all three committees of the Company, at various times. As Chief Information Officer at Eastman Kodak Company, she was honored by Information Week as the Chief Information Officer of the Year in 1991 and by CIO Magazine as one of the twenty-five most influential people in shaping the computer industry in 1992. Ms. Hudson chairs our Audit Committee and serves on our Corporate Governance and Nominating Committee. In considering Ms. Hudson for Director of the Company, the Board took into account her executive experience and governance leadership roles on other boards, as well as her extensive background in innovation, process organization and information technology.

BRUCE J. KLATSKY	Director Since 2010

Mr. Klatsky, 62, was the Chief Executive Officer of Phillips-Van Heusen Corporation (“PVH”), an apparel and retail company whose brands include Calvin Klein, Geoffrey Bean, IZOD, Van Heusen, and G.H. Bass & Co., from 1992 until 2005 and served as the Chairman of the board of directors of PVH from 1994 until 2007. As Chief Executive Officer of PVH, Mr. Klatsky oversaw the operations and strategic direction of this multi-division NYSE-listed company with annual sales and royalties of approximately $2 billion, including licensing revenues attributable to a multi-billion dollar global brand licensing business. Under Mr. Klatsky’s leadership, PVH’s market capitalization grew from approximately $300 million to more than $3.5 billion. Mr. Klatsky joined PVH in 1971 as a merchandising trainee and subsequently held various management positions before being named President of PVH in 1987. After leaving his executive position at PVH, Mr. Klatsky co-founded LNK Partners, a private equity firm focused on investing in consumer and retail businesses such as Ariat and Au Bon Pain. Mr. Klatsky has served on the board of directors of Gazal Ltd., one of the largest publicly traded retail and apparel companies in Australia, since 2009, and currently serves as its Chairman. He also serves on the board of directors for a number of private and not-for-profit organizations and served on President Clinton’s White House Apparel Task Force, which addressed working conditions around the globe, and as an advisor on U.S. trade policy to the administrations of Presidents Ronald Reagan and George H.W. Bush. Mr. Klatsky received his B.S., cum laude, from Case Western Reserve University and attended the Georgetown University Law Center in 1970 and 1971. Mr. Klatsky serves on our Audit Committee and Compensation Committee. In considering Mr. Klatsky for Director of the Company, the Board took into account his extensive executive and management experience at a global retail company as well as his experience on other boards of directors.

PAULA A. PRICE	Director Since March 2011

Ms. Price, 49, is the Executive Vice President and Chief Financial Officer of Ahold USA Retail (“Ahold”), the U.S. operations of Royal Ahold, which is publicly traded on Euronext Amsterdam, whose supermarket businesses include Stop & Shop New England, Stop & Shop New York Metro, Giant Landover, Giant Carlisle and Peapod. Ms. Price is responsible for Ahold USA’s finance, strategy and planning, real estate development and construction and technology functions. Ms. Price joined Ahold in 2009 as Chief Financial Officer of Stop & Shop/Giant Landover. Before moving to Ahold USA, Ms. Price was the Chief Accounting Officer, Controller, and a Senior Vice President of CVS Caremark Corporation, an integrated pharmacy services provider, where she worked from 2006 until 2008. As Chief Accounting Officer and Controller, Ms. Price oversaw controls, accounting and financial reporting, assisted with strategic planning, and played a key role in the merger and integration of CVS and Caremark. From 2002 until 2005 Ms. Price held various positions at JP Morgan Chase & Company. Ms. Price has also held positions at other financial institutions and businesses including Prudential Financial, Inc., Kraft Foods, Inc., Sears, Roebuck & Company, and Arthur Andersen LLP. Ms. Price received her B.S. in accounting from DePaul University and her MBA in finance and strategy from the University of Chicago Booth School of Business. Ms. Price is a Certified Public Accountant. She currently serves as an overseer for the Museum of Fine Arts Boston and previously served on the board of trustees of the Metropolitan College of New York. Ms. Price serves on our Audit Committee. In considering Ms. Price for Director of the Company, the Board took into account her extensive executive and management experience, as well as her extensive background in finance, both as an audit manager and also as a finance executive with both private and public companies.

ANTHONY M. ROMANO	Director Since March 2011

Mr. Romano, 48, has served as the Company’s President and Chief Executive Officer and as a Director since March 23, 2011. Before his appointment to this position in March 2011, Mr. Romano served as our Chief Operating Officer and was responsible for our operations following the resignation of our former Chief Executive Officer in October 2010. He also served as Executive Vice President – Global Sourcing and Business Transformation from February 2009, when he joined the Company, until October 2010. Prior to joining the Company in February 2009, he served as executive vice president and chief supply chain officer for the women’s clothing retailer, Ann Taylor, Inc. (“Ann Taylor”), from May 2005 through July 2008; as executive vice president, corporate operations for Ann Taylor from March 2004 through May 2005; and as senior vice president global logistics for Ann Taylor from June 1997 through March 2004. Mr. Romano had previously spent eight years at the Company in a variety of operational and financial roles before joining Ann Taylor in 1997. He started his career as a certified public accountant with the predecessor firm to Ernst & Young, and is a summa cum laude graduate of Syracuse University where he was a four year football letterman and an Academic All-American. In considering Mr. Romano for Director of the Company, the Board took into account his credentials and past working with the Company and other retailers as well as his current position as President and Chief Executive Officer with the Company.

ALAN ROSSKAMM	Director Since 1992

Mr. Rosskamm, 61, has served as the Chief Executive Officer of Breakthrough Charter Schools since November 1, 2009. Breakthrough Charter Schools is a non-profit charter management organization created to support the operation of four high performing public charter schools in Cleveland, Ohio. He served as our Interim Chief Executive Officer from July 10, 2008 until April 2, 2009 and as our Chairman of the Board from June 26, 2008 until June 24, 2010. Mr. Rosskamm was the Chief Executive Officer of Jo-Ann Stores, Inc. (“Jo-Ann”), from October 1985 until August 2006, Chairman of its board of directors from July 1992 until August 2006 and a director from 1985 until March 2011. Under his leadership, Jo-Ann became the nation’s leading retailer of fabrics and sewing supplies and one of the nation’s largest retailers of craft and floral products, operating approximately 800 stores in 47 states. Since 2007, Mr. Rosskamm has been a director of PetSense, Inc., a start-up retailer with 41 pet stores serving smaller U.S. markets. Mr. Rosskamm serves on our Compensation Committee. In considering Mr. Rosskamm for Director of the Company, the Board took into account his executive experience and governance leadership roles on other boards, as well as his extensive background in retail.

CORPORATE GOVERNANCE AT CHARMING SHOPPES

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our By-laws. Members of the Board of Directors are kept informed of our business through discussions with our Chief Executive Officer, and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board of Directors and its committees. In addition, to promote open discussion among our non-employee Directors, our independent Directors regularly meet in executive sessions without the participation of management Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices from time to time.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board of Directors should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC, the NASDAQ Marketplace Rules, the NASDAQ listing requirements, and the applicable Chicago Stock Exchange Rules and Chicago Stock Exchange listing requirements. Our corporate governance documents comply with all applicable requirements.

The number of Directors is currently set at ten (10). The Board of Directors has determined that each of the Director nominees except for Mr. Blitzer, who is performing consulting services for the Company, and Mr. Romano, our President and Chief Executive Officer, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each Director, other than Mr. Blitzer and Mr. Romano, meets the objective requirements for “independence” under the NASDAQ Marketplace Rules and the Chicago Stock Exchange Rules. Therefore, the Board of Directors has determined that each of these eight (8) Director nominees is “independent” under the NASDAQ Marketplace Rules and the applicable Chicago Stock Exchange Rules, as well as the standards set forth in our Principles of Corporate Governance. See also “Audit Committee” below.

On May 5, 2008, the Board of Directors amended the Company’s By-laws to separate the duties of Chairman of the Board and Chief Executive Officer and to require that the Chairman of the Board be independent. We separated the positions of Chairman of the Board and Chief Executive Officer because the Board determined at that time based on the structure and make-up of the Board that this enhances the independence of the Board, increases the effectiveness of the Board’s oversight of management (as the Chairman is not himself a member of management), deters conflicts of interest and conflicts of function that may arise when the Chief Executive Officer is also the Chairman, and permits our Chief Executive Officer to devote a greater amount of time and concentration to the management and development of the Company and our businesses. The Board serves a vital role in the oversight of management and we believe that the Board is most effective in this role when led by an independent Chairman. Mr. Goldstein currently serves as the Non-Executive Chairman of our Board of Directors. Following Mr. Fogarty’s resignation from his position as Chief Executive Officer of the Company on October 13, 2010, Anthony M. Romano, formerly Executive Vice President – Global Sourcing and Business Transformation, was promoted as our Chief Operating Officer and on March 23, 2011, was appointed as the Company’s President and Chief Executive Officer and was elected a member of the Board to serve until the Meeting and until his successor has been elected and shall have been duly qualified.

During fiscal 2010, our Board of Directors held fourteen (14) meetings either in person or by conference telephone. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he or she served. From time to time, the Board of Directors and Board Committees act by unanimous written consent.

Certain Other Relationships and Transactions

Each Director is required to disclose to the Board of Directors any direct or indirect material interest he or she may have in a transaction with us before we enter into the transaction, and to refrain from participating in any Board of Directors decision regarding the transaction. In addition, each Director and nominee for election as Director delivers to the Company annually a questionnaire that includes, among other things, information relating to any transactions in which both the Director or nominee, or their family members, and the Company participates, and in which the Director or nominee, or such family member, has a material interest.

Our Board of Directors has adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, has a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000. In determining whether to approve or ratify any such transaction, the disinterested members of the Corporate Governance and Nominating Committee must consider, in addition to other factors they deem appropriate, whether the transaction is on terms no less favorable to the Company than those available to an unaffiliated third party under the same or similar circumstances.

On October 13, 2010, we entered into a consulting agreement with Portsmouth Partners, LLC of which Michael J. Blitzer, a Director of the Company and nominee standing for reelection at the Meeting, is a principal. The consulting agreement was approved by the full Board of Directors, with the exception of Mr. Blitzer who recused himself. Pursuant to the consulting agreement, Mr. Blitzer provides the Company with consulting services on an as-needed basis as requested by the Chairman of the Board. The services provided by Mr. Blitzer under the consulting agreement primarily relate to transitioning to a new Chief Executive Officer. Mr. Blitzer also functions as a key adviser to Anthony M. Romano, the Company’s Chief Operating Officer who, beginning in October 2010 in connection with Mr. Fogarty’s resignation, assumed responsibility for the Company’s operations in the absence of a Chief Executive Officer and has since been appointed the Company’s President and Chief Executive Officer.

In consideration for his services, the Company pays Mr. Blitzer at the rate of $5,200 (or a pro-rated portion thereof) for each full work day during which Mr. Blitzer performs consulting services for the Company, and also reimburses his actual out-of-pocket expenses and disbursements reasonably incurred in performing the consulting services. In fiscal 2010, the Company paid Mr. Blitzer $142,096 for services rendered under the consulting agreement.

Role of Board of Directors in Risk Oversight

Our Audit Committee and Compensation Committee are primarily responsible for overseeing the Company’s risk management process on behalf of the full Board and keep the Board apprised of such risks through periodic reports. Our Corporate Governance and Nominating Committee is primarily responsible for overseeing the Company’s positions and practices regarding significant issues of corporate governance on behalf of the full Board. Our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee report to the full Board and our Board works with these committees to manage risks relating to accounting matters, financial reporting, legal and regulatory compliance, employment practices, our compensation and benefits programs, and corporate governance matters, among others. See “Audit Committee” and “Compensation Committee” below.

While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management process. In general, our Chief Executive Officer, who reports to the Board, advises the Board of specific risks facing the Company and works with the Board and, in particular, the Chairman to manage these risks, as necessary. Since the departure of our former Chief Executive Officer, Mr. Romano has similarly advised the Board of specific risks and worked with the Board and the Chairman to manage these risks. We believe this division of responsibility is the most effective approach for addressing risks facing the Company and that our Board structure supports this approach, however the Board’s role in risk oversight has not changed the Board’s leadership structure.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that call for Directors, within five years of the adoption of guidelines on April 30, 2009 or within five years of their election to the Board of Directors, whichever is the later, to own at least 40,000 shares of the Company’s Common Stock. Deferred stock, restricted stock units and restricted stock are eligible toward meeting this ownership guideline. All Directors are currently in compliance with the guidelines.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. On June 24, 2010, our Board of Directors dissolved the Administration Committee, which had been authorized to exercise the authority of the Board on matters of a routine nature between meetings of the Board, and its functions were assumed by the full Board. The charters of these Committees have been approved by our Board of Directors and are available on our corporate website (www.charmingshoppes.com). We will disclose any amendments to our committee charters on our website. Following the resignation of our former Chief Executive Officer on October 13, 2010, the Board appointed a CEO Search Committee to lead the search for a new Chief Executive Officer.

Each of our current Directors serve on at least one committee, with the exception of Mr. Blitzer and Mr. Romano. The following table presents information regarding the membership of our standing Board Committees as of the date of this Proxy Statement:

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	CEO SEARCH COMMITTEE
Arnaud Ajdler	+		X+	+
Michael C. Appel		X+	+	X+
Richard W. Bennet, III		+	+
Michael Goldstein		+		+
Katherine M. Hudson	X+		+	+
Bruce J. Klatsky	+	+		+
Paula A. Price*	+
Alan Rosskamm		+
Number of Meetings in Fiscal 2010**	7	7	17	6

+	Member
X	Chairperson
*	Ms. Price was appointed to the Audit Committee effective April 27, 2011.
**	The committees from time to time act by unanimous written consent.

Audit Committee

The Charter of the Audit Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2010. Under the Charter, the Audit Committee must be composed of at least three independent Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (1) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes, including our internal control over financial reporting; (2) monitor our compliance with ethics policies and legal and regulatory requirements; (3) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors; (4) be directly responsible for the appointment, retention and compensation of the independent auditors, including pre-approving all audit and permissible non-audit services; (5) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from these interactions; (6) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits; (7) review with management, the independent auditors and our internal auditors the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements; (8) review with management and the independent auditors our audited annual and unaudited quarterly financial statements before filing them with the SEC; and (9) review with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s Chief Accounting Officer, Director of Internal Audit (also known as Business Assurance and Advisory Services), General Counsel, our external auditors and management. The Committee chair regularly interacts with the director of Business Assurance and Advisory Services. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Mr. Rosskamm, who was appointed to the Audit Committee in June 2010, resigned after determining that, because as interim Chief Executive Officer he had certified the Company’s financial statements, he did not satisfy the requirements for service on the Audit Committee set forth in NASDAQ Listing Rule 5605(c)(2) and Chicago Stock Exchange Rule 19(b). The Board of Directors has determined that the current members of the Audit Committee are independent under the independence standards discussed above, and meet the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC, the NASDAQ Marketplace Rules, the NASDAQ listing requirements, and the applicable Chicago Stock Exchange Rules and Chicago Stock Exchange listing requirements.

The Board of Directors has determined that Ms. Hudson, an independent Director who is currently the chairman of the Audit Committee, qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, adopted by the SEC.

Compensation Committee

The Charter of the Compensation Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2011. Under the Charter, the Compensation Committee must be composed of at least three independent Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs, including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board of Directors on the administration of compensation plans and the compensation of executives; approves and makes recommendations to the independent members of the Board of Directors regarding the compensation of the Chief Executive Officer; and selects participants and determines when options and other stock-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award.

In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards discussed above. In making executive compensation decisions, the Compensation Committee is advised by an independent compensation consultant, Pearl Meyer & Partners, Inc. (“PM&P”). PM&P provides the Compensation Committee with information regarding market trends and practices as they relate to matters for which the Committee is responsible. PM&P conducts analyses and provides information to support the Compensation Committee’s decision-making with regard to specific matters as they arise. The only services that PM&P performs for the Company are for the Compensation Committee on executive compensation matters, and all such services are provided at the direction of the Compensation Committee. The Compensation Committee is also responsible for the assessment of risks relating to employment policies and the Company’s compensation and benefits programs, and works with the Board of Directors to manage such risks. In fiscal 2010, the Compensation Committee reviewed the Company’s compensation plans and programs for all employees and determined that none of the compensation plans or programs are reasonably likely to have a material adverse effect on the Company. There are several design features of the Company’s compensation plans and programs that mitigate risk-taking and encourage the creation of long-term value for shareholders, including the mix of base salary, annual incentive compensation and long-term incentive compensation, and the reasonable goals set by the Company in order for an employee to receive incentive compensation.

To assist in satisfying its oversight responsibilities, the Compensation Committee confers with PM&P and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The Compensation Committee has the right to terminate the services of the compensation consultant at any time. The Compensation Committee’s Charter authorizes the Committee to delegate authority to a subcommittee, one or more members of the Compensation Committee or management. The Compensation Committee retains PM&P directly, although in carrying out assignments, the Company’s Executive Vice President of Human Resources, General Counsel and Chief Financial Officer and their staffs often work with PM&P to provide compensation and performance data regarding the executives and the Company. In addition, PM&P may, in their discretion, seek input and feedback from management regarding their consulting work product before presentation to the Compensation Committee in order to confirm information, clarify data questions or other similar issues.

The Compensation Committee often requests our Chief Financial Officer, Executive Vice President of Human Resources and General Counsel to be present at Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. These executives provide insight, suggestions and recommendations regarding executive compensation (other than their own) if present during these meetings or at other times. Historically, the Compensation Committee has met with the Chief Executive Officer to discuss his or her own compensation package and recommendations for other executives. Since our former Chief Executive Officer’s resignation in October 2010, the Compensation Committee has met with Mr. Romano for these purposes. Decisions regarding compensation for the Chief Executive Officer must be approved by a majority of the independent Directors meeting in an “executive session.” Decisions regarding the compensation levels of the other executive officers are made solely by the Compensation Committee by votes that generally take place during the “executive session” portion of the Compensation Committee meetings, when members of management are not present.

Corporate Governance and Nominating Committee

The Charter of the Corporate Governance and Nominating Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2010. Under the Charter, the Corporate Governance and Nominating Committee must be composed of at least three independent Directors. The Corporate Governance and Nominating Committee: (1) develops, reviews and recommends to the Board of Directors corporate governance policies and principles for Charming Shoppes; (2) makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors; (3) recommends to the Board of Directors criteria regarding the personal qualifications required for Board of Directors membership and service on Board Committees; (4) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors; (5) determines and recommends to the Board of Directors appropriate compensation for Directors; (6) evaluates the performance of the Board of Directors as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis; (7) evaluates Board practices and recommends appropriate changes to the Board of Directors; and (8) considers various other corporate governance issues, including those raised by shareholders and other constituents, and recommends appropriate responses to the Board of Directors. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above. As discussed above, under “Board of Directors—Certain Other Relationships and Transactions,” our Board of Directors has adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, has a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000.

CEO Search Committee

On November 1, 2010, the Board constituted a CEO Search Committee to seek a successor to James P. Fogarty, the Company’s former President and Chief Executive Officer, who resigned from those positions effective October 13, 2010. Upon the appointment of Mr. Romano as the Company’s new President and Chief Executive Officer on March 23, 2011, the CEO Search Committee was dissolved.

Director Nominations

Nominations for election as Directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.

From time to time the Corporate Governance and Nominating Committee has engaged the services of executive search firms to identify potential candidates who have the experience, skills and perspectives that are most appropriate for Directors of Charming Shoppes, and engaged SpencerStuart to research potential candidates’ backgrounds, conduct interviews with candidates and their references, and present the most qualified candidates to our Corporate Governance and Nominating Committee. Most recently, SpencerStuart identified Ms. Price as a Director candidate and assisted the CEO Search Committee in identifying candidates for Chief Executive Officer.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management, shareholders and SpencerStuart, our director candidate search consultant. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 3750 State Road, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates.

While we have not established minimum requirements for nominees for the Board of Directors, when considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee and the Board consider a broad range of factors, including the candidate’s personal character, integrity, foresight, intelligence and judgment, as well as the mix of board experience, skills, perspectives and diversity that is most appropriate for Charming Shoppes. In considering nominees for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can make as a member of the Board. Although we do not have a formal diversity policy and do not have constituent or representative directors, diversity is one important factor, among many factors, in our nomination process. The Corporate Governance and Nominating Committee and Board of Directors consider a variety of factors including age, gender, race, executive and professional experience and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

The Corporate Governance and Nominating Committee will consider whether to nominate any person recommended by a shareholder in accordance with our By-laws relating to shareholder nominations. Our By-laws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2012 ANNUAL MEETING.”

This notice generally must, among other things, (1) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination; (2) contain representations concerning: (a) the Common Stock ownership of the nominating shareholder, any beneficial owner and certain associated persons, (b) the number of shares held by potential nominees and the nominating shareholder’s intention to appear at the annual meeting and make the nomination, (c) any interest such persons have in the proposal, and (d) the extent to which the nominating shareholder, any beneficial owner and certain associated persons have hedged their positions in the Company; and (3) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020.

The full text of the relevant By-law provisions, which includes the full list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors may send a letter to the following address:

Board of Directors (or name of individual Director)

c/o Corporate Secretary

Charming Shoppes, Inc.

3750 State Road

Bensalem, PA 19020

All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.

Annual Meeting

It has been the longstanding practice of Charming Shoppes for all Directors to attend the annual meeting of shareholders. Six Directors then in office were present at our 2010 Annual Meeting.

Standards of Business Conduct

Charming Shoppes has had a written code of conduct for many years. Our Standards of Business Conduct apply to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Standards include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, these Standards. The Standards of Business Conduct is available on Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Standards of Business Conduct (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on our website and also to disclose the waivers on a Form 8-K within the prescribed time period.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve as non-employee Directors on our Board of Directors. We set compensation for non-employee Directors at a level that reflects the significant amount of time and high skill level required of Directors in performing their duties to the Company and to our shareholders. The table below summarizes the compensation paid to or earned by the Company’s current and former non-employee Directors during fiscal 2010, which ended on January 29, 2011.

DIRECTOR COMPENSATION FISCAL 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Arnaud Ajdler	78,400	135,000	0	213,400
Michael C. Appel	81,400	135,000	0	216,400
Richard W. Bennet, III	68,000	135,000	0	203,000
Michael J. Blitzer (3)(4)	20,182	94,317	142,096	256,595
Yvonne M. Curl (5)	29,100	0	0	29,100
Michael Goldstein(3)(6)	106,600	135,000	0	241,600
Katherine M. Hudson	81,300	135,000	0	216,300
Bruce J. Klatsky(4)	57,100	153,862	0	210,962
Alan Rosskamm(3)(6)	86,000	135,000	0	221,000
M. Jeannine Strandjord(5)	31,200	0	0	31,200

(1)

The amounts reported in the “Stock Awards” column represent the grant date fair value of restricted stock units (“RSUs”) and cash settled restricted stock units (“CRSUs”) granted to each Director during fiscal 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” For information regarding significant factors, assumptions and methodologies used in our computations, see “Note 1. Summary of Significant Accounting Policies: Stock-based Compensation,” and “Note 9. Stock-Based Compensation Plans” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. The amounts reflected include only time-based

RSUs and CRSUs. Upon Mr. Klatsky’s appointment to the Board on May 6, 2010, he received a pro rated grant of 3,461 CRSUs, which vested on June 1, 2010. The other non-employee Directors’ CRSUs, which were granted on June 25, 2009, vested on June 1, 2010. On June 24, 2010, each non-employee Director received a grant of 36,785 RSUs, except for Mr. Blitzer who received a pro rated grant of 21,682 RSUs upon joining the Board on October 13, 2010. As of January 29, 2011, each Director had 36,785 RSUs, except for Mr. Blitzer who had 21,682 RSUs, that remained subject to a risk of forfeiture. Mr. Appel, Mr. Goldstein and Mr. Blitzer elected to defer all these RSUs upon vesting while Mr. Ajdler elected to defer 18,392 RSUs upon vesting. Upon deferral, the RSUs will be settled in shares of Common Stock.

(2)	CRSUs that were not deferred and therefore ultimately settled in cash are considered liability awards which are required to be “marked to market” (“MTM”); at the end of each reporting period with a cumulative expense adjustment recognized, if necessary, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” The MTM amounts recognized for financial statement purposes from the grant date through the June 1, 2010 vesting date for CRSUs were as follows: Ms. Curl, $26,699; Mr. Bennet, $26,699; Ms. Hudson, $26,699; Mr. Klatsky, ($3,980); Mr. Rosskamm, $26,699; and Ms. Strandjord, $26,699.

(3)	In addition to his role as a Director, the Company engaged Mr. Blitzer as a consultant as it searched for and transitioned to a new chief executive officer, and has continued to advise Mr. Romano following his appointment as President and Chief Executive Officer. As a consultant, Mr. Blitzer reports to the Chairman of the Board. He provides consulting services as and when requested by the Chairman of the Board and is paid a daily rate of $5,200. Mr. Blitzer was paid an aggregate of $142,096 for his services as a consultant during fiscal 2010. In fiscal 2010, the Company donated 1,025 coats to Breakthrough Charter Schools, a public, charitable organization of which Mr. Rosskamm is chief executive officer. The donated coats had an aggregate retail value of $51,250 and cost the Company $18,450. In fiscal 2010, the Company also made a donation of $25,000 to Rosie’s Theatre Kids (“RTK”) in connection with a gala event at which Mr. Goldstein was an honoree. Mr. Goldstein currently serves as vice president and on the board of directors of RTK, a not-for-profit organization.

(4)	Mr. Klatsky was appointed to the Board on May 6, 2010 and Mr. Blitzer was appointed to the Board on October 13, 2010.

(5)	Ms. Curl and Ms. Strandjord served as Directors through the 2010 Annual Meeting and did not stand for reelection at that meeting.

(6)	Mr. Rosskamm served as the Chairman of the Board of Directors through the 2010 Annual Meeting when he was succeeded by Mr. Goldstein.

Cash Compensation Paid to Board Members

Non-employee Directors receive compensation for their services. The pay level and structure of our Board compensation program was developed in consultation with the Committee’s independent compensation consultants, Pearl Meyer & Partners, Inc. (“PM&P”). An annual cash retainer of $50,000 is paid to each non-employee Director for Board service, other than our Non-Executive Chairman of the Board who receives an annual cash retainer of $100,000. Each non-employee Director who serves as a chair of a standing committee also receives an annual cash retainer to recognize the additional work required of the chair function. The retainer for the Chair of the Audit Committee is $10,000 annually. The retainer for the other chairs of a standing committee is $5,000. Each non-employee Director also receives a meeting fee of $1,500 per Board meeting attended and $750 per Board update telephonic meeting attended. No committee meeting fees are payable to Committee members except for members of the CEO Search Committee. A special CEO Search Committee was established effective November 1, 2010 to recruit a permanent chief executive officer for the Company. The retainers for the Chair of the CEO Search Committee and for each member of that committee were $4,000 per month and $2,500 per month, respectively. Upon the appointment of Mr. Romano as our new President and Chief Executive Officer on March 23, 2011, the CEO Search Committee was dissolved. Non-employee Directors are also reimbursed for certain business expenses, including their travel expenses in connection with Board and committee meeting attendance and their attendance at Director education programs. In addition, Mr. Blitzer received $142,096 in fiscal 2010 for services provided under his consulting agreement with the Company.

Share Plan for Non-Employee Directors

Under our 2010 Stock Award and Incentive Plan, each non-employee Director receives an automatic annual grant of RSUs equal to $135,000 divided by the closing price of the Company’s stock on the date of each annual meeting of shareholders. 36,785 RSUs were granted to each Director serving at that time following our 2010 Annual Meeting. Mr. Blitzer received a pro rated grant of 21,682 RSUs upon his election to the Board on October 13, 2010. The RSUs granted to our Directors are payable in shares of Common Stock. These RSUs vest on June 1 in the year following the date of grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a non-employee Director has a mandatory retirement or a voluntary termination, RSUs will vest on a pro rata basis, proportionate to the part of the year during which the non-employee Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board of Directors. Unvested RSUs will be forfeited if a non-employee Director is removed from service.

Our non-employee Director compensation program for 2010 is summarized in the table below:

Pay Element	Amount
Non-Executive Chairman of the Board	$100,000 per year

Cash for Board Service

• Cash Retainer	$50,000 per year (paid to all Directors other than the Non-Executive Chairman)

• Per Meeting Fee	$1,500 per meeting ($750 for update telephonic meetings)

Equity for Board Service

• Restricted Stock Units	$135,000 RSU value per year

Cash for Committee Service (except for CEO Search Committee)

• Committee Chair Annual Retainer	$10,000 per year for Audit Committee (additional); $5,000 per year for other Committees (additional)

• Committee Members	$0

• Per Meeting Fee	$0

Cash for CEO Search Committee Service

• Committee Chair Monthly Retainer	$4,000

• Committee Member Monthly Retainer	$2,500

Deferral of Cash Fees

A non-employee Director may elect to defer any cash fee into deferred shares of Common Stock or a cash-denominated deferred compensation amount. Fees are converted into deferred shares at 100% of the fair market value of shares of Common Stock on the date of conversion. Investment alternatives for cash-denominated deferred compensation balances are mutual funds which are the same as those available to management in the Company’s Variable Deferred Compensation Plan for Executives, described below under the caption “Compensation Discussion and Analysis—Nonqualified Deferred Compensation for Fiscal 2010.”

Employee Directors

James P. Fogarty, our former President and Chief Executive Officer, served on the Board until his resignation on October 13, 2010. Mr. Fogarty did not receive any additional compensation from the Company for serving on the Board. Anthony M. Romano, our new President and Chief Executive Officer, will not receive any additional compensation from the Company for serving on the Board.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors (the “Committee”) administers our compensation programs. Working with management and its own independent compensation consultant, the Committee has developed a compensation and benefits strategy designed to reward the performance, behaviors and culture that we believe will drive long-term success. For a discussion of the Committee’s roles, responsibilities and a discussion of the role of our executive officers in setting compensation, see “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Compensation Committee.”

As used in this Proxy Statement the terms “fiscal 2010,” “fiscal 2009,” and “fiscal 2008” refer to our fiscal years ended January 29, 2011, January 30, 2010, and January 31, 2009, respectively. The term “fiscal 2011” refers to our fiscal year which will end on January 28, 2012.

For fiscal 2010, our named executive officers were:

•	James P. Fogarty—Former President, Chief Executive Officer and Director;

•	Anthony M. Romano—Executive Vice President, Chief Operating Officer, and who on March 23, 2011, became our President and Chief Executive Officer and a Director;

•	Eric M. Specter—Executive Vice President and Chief Financial Officer;

•	Jay H. Levitt—Former President—Fashion Bug;

•	MaryEllen MacDowell—President—Fashion Bug;

•	Brian P. Woolf—President—Lane Bryant, and who, on March 23, 2011, became our Group President–Lane Bryant; and

•	Colin D. Stern—Executive Vice President, General Counsel and Secretary.

Executive Summary

The compensation of our named executive officers must be understood in the broader context of the specific factors impacting the Company and its business, including the specialty retail apparel sector generally and overall economic conditions. Fiscal 2010 was another challenging year for the Company and the Company continued to experience disappointing financial results. As a result, the Company has operated and will continue to operate in a business turnaround mode in order to improve its financial performance. As part of the Company’s turnaround initiatives, and in light of recent executive changes and other economic factors impacting the Company, we have structured our compensation program in order to attract and retain talented executives who are invested in the success of the Company and to provide strong incentives to our executives to improve the Company’s financial results. We believe that a continuous re-evaluation of our compensation program in light of the factors currently impacting our business will aid us in adhering to the core goals of our program, namely rewarding the performance, behaviors and culture that we believe will drive long-term success of the Company. The following provides an overview of our compensation program and certain recent developments, which provide context for the Compensation Discussion and Analysis that follows:

Executive Changes

•

On October 13, 2010, James P. Fogarty, our former Chief Executive Officer resigned. Upon Mr. Fogarty’s resignation Anthony M. Romano, who was then our Executive Vice President—Global Sourcing and Business Transformation, was promoted to Chief Operating Officer and assumed responsibility for our Company’s operations in the absence of a Chief Executive Officer. In light of Mr. Romano’s increased responsibilities, we provided him with a base salary increase in fiscal 2010. On March 23, 2011, Mr. Romano became our new President and Chief Executive Officer and a Director.

•

On June 15, 2010, Jay H. Levitt, the Company’s President—Fashion Bug, resigned and was replaced by MaryEllen MacDowell. Ms. MacDowell was most recently employed by the Company as President—Lane Bryant Outlets. In light of Ms. MacDowell’s increased responsibilities, we provided her with a base salary increase. The other aspects of her compensation package are generally the same as our other named executive officers.

•

On March 23, 2011, the Company promoted Brian Woolf, our former President—Lane Bryant, to the newly-created position of Group President—Lane Bryant, with responsibility for the Lane Bryant, Lane Bryant Outlet and Cacique intimate apparel brands.

Pay-for-Performance

•

While retention of seasoned executives is important for the Company’s continued success, particularly as the Company continues its turnaround initiatives, the Company believes that a meaningful portion of each executive’s compensation must be at risk in order to invest our executives in the long-term success of the Company.

•

Our annual incentive program rewards our executive officers to the extent that annual operating performance exceeds goals set by the Committee at the beginning of the year. Our annual incentive program not only covers our named executive officers, but 1,113 other participants, an increase from 270 participants in fiscal 2009. The intent of this increase in participants was to invest not only our executive officers, but all of our full-time employees in home office locations in the success of the Company.

•	No base salary increases were granted to the named executive officers (other than Mr. Romano and Ms. MacDowell for their increased responsibilities) during fiscal 2010.

•

No bonuses were paid under our annual incentive program to our executive officers in fiscal 2010. Additionally, the Company did not grant any discretionary bonuses to our executive officers in fiscal 2010. No executive officer is guaranteed a multi-year bonus.

•

In fiscal 2010, we granted Stock Appreciation Rights (“SARs”) to our named executive officers under our Long-Term Incentive Plan with a four year vesting period. These SARs serve two purposes. The first is to retain our seasoned executives by using a multi-year vesting period. The second is to drive performance because an executive will only profit on the grant if our stock performance increases and therefore, shareholder value increases. To further emphasize these points, SARs constitutes approximately 70% of the Company’s long-term incentive awards granted to our named executive officers in fiscal 2010.

Balancing of Risk and Retention of Executive Officers

•

Our compensation program is designed to drive company-wide performance to achieve financial goals and create shareholder value without encouraging inappropriate or excessive risk-taking. We also recognize that we need talented executives to ensure the long-term success of the Company, particularly during the Company’s turnaround. The following illustrates these points:

•	Base salary, the guaranteed portion of our compensation program, constituted approximately 50% of our named executive officers’ target total pay opportunity in fiscal 2010.

•

In fiscal 2010, the Company granted to its executive officers restricted stock units (“RSUs”) partly as a retention tool. RSUs granted in fiscal 2010 vest in equal amounts on the first four anniversaries of the grant date. RSUs constituted approximately 30% of the Company’s long-term incentive awards granted to our named executive officers in fiscal 2010.

•

The Board of Directors has adopted a recoupment policy which permits the Company to cancel or “clawback” annual incentive compensation if the basis upon which it was paid or awarded is later shown to be materially inaccurate.

•

The Company encourages a long-term commitment to its shareholders through stock ownership requirements for all members of the senior management team. Combinations of cash and equity compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success.

•

Target total direct compensation (i.e., base salary, target annual incentives and grant value of long-term incentives) is set to fall at the median of the competitive market. For fiscal 2010, target total direct compensation of our executive officers fell 5% below the median of the competitive market, on average.

Minimization of Problematic Pay Practices

•

The Company provides minimal perquisites to its executive officers. The perquisites that the Company provides are: (1) a modest annual car allowance; and (2) a modest annual flexible perquisite allowance for our Chief Executive Officer, Executive Vice Presidents and brand Presidents. This allowance may only be used for specifically identified purposes, such as reimbursement for certain medical services and reimbursement for the costs of financial planning services.

•

In 2008 and 2009, the Company amended its executive severance agreements with its named executive officers and other senior officers of the Company. Among other things, the amended agreements: (1) reduced the amount of severance that executives would receive in the event of a termination of employment within 24 months after a change in control; (2) eliminated the Company’s obligation to make gross up payments for excise taxes imposed on the executives under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and (3) provided for severance payments upon certain involuntary terminations of employment not in connection with a change in control. See “Severance and Change in Control Benefits.”

•

Our severance agreements do not provide for excessive severance payments. As of the end of fiscal 2010, upon certain qualifying terminations, our executive officers would have received the sum of their annual base salary and their three-year average bonus and upon certain qualifying terminations in connection with a change in control, our executive officers would have received 1.5 times the sum of their annual base salary and their three-year average bonus. Additionally, our severance agreements are “double-triggered” in that severance will only be paid to an executive upon a change in control if a qualifying termination occurs within a specified amount of time of such change in control.

•

In fiscal 2009, our long-term incentive grants were revised to provide for a double-trigger in the event of a change in control of the Company. Specifically, if a change in control of the Company occurs and the acquiror assumes the outstanding awards, the awards will only be accelerated if a qualifying termination occurs within a specific amount of time of such change in control.

•	Our executive officers are prohibited from engaging in hedging transactions with respect to our Common Stock.

Say-on-Pay

•

The Company values the opinion of its shareholders on significant matters of corporate governance, including executive compensation. Accordingly, at our 2010 Annual Meeting, the Company became one of a small number of public companies that voluntarily provided its shareholders with the opportunity to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the Summary Compensation Table. The advisory vote held at the 2010 Annual Meeting regarding the compensation of our named executive officers set forth in the Summary Compensation Table and accompanying narrative disclosure contained in our Proxy Statement related to the 2010 Annual Meeting received overwhelming approval from our shareholders, with 96,900,876 votes for approval of the proposal, 9,654,752 votes against approval of the proposal, and 70,720 abstentions.

•

Pursuant to recently adopted amendments to the SEC’s proxy rules, the Company is now required to provide to its shareholders the opportunity to vote on an advisory resolution to ratify the compensation of the named executive officers and an advisory vote on the frequency of this say-on-pay vote. The Corporate Governance and Nominating Committee has recommended to our Board of Directors, and our Board of Directors has recommended to our shareholders in this Proxy Statement, that the frequency of the advisory say-on-pay vote be held every year.

•

While our executive compensation program is designed to promote the long-term success of the Company, we believe an annual vote continues the voluntary initiative we put in place in fiscal 2009 and provides our shareholders with more direct and immediate feedback on our executive compensation. The Committee will consider the results of the vote in making future compensation decisions, although this vote will be non-binding and will not directly affect any compensation paid or awarded to any named executive officer. See “ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.”

Cost-Saving Measures

•

In light of current economic factors affecting the Company, the Company continued to implement cost-saving measures with regards to its compensation program including no base salary increases for the named executive officers (other than Mr. Romano and Ms. MacDowell for their increased responsibilities) during fiscal 2010.

•

On December 19, 2010, our Board extended the suspension of Company matching contributions to our deferred compensation plan (the Variable Deferred Compensation Plan, or “VDCP”) and our 401(k) Plan through December 31, 2011. These suspensions which began in April 2009 are expected to continue through fiscal 2011.

•

In 2008, our Board discontinued the Charming Shoppes, Inc. Supplemental Executive Retirement Plan (“SERP”). The annual cost savings of this action has been approximately $1,000,000, and the total value of the accounts subject to participant elections was approximately $4,100,000. All account balances under the SERP have been paid to participants.

Compensation Objectives, Design and Strategy

The primary objectives of Charming Shoppes’ executive compensation structure are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value without encouraging inappropriate or excessive risk-taking;

•	reflect our unique, entrepreneurial and customer-focused orientation, while taking into account the specific factors currently impacting the Company;

•

help us to attract and retain talented executives by providing competitive compensation opportunities as compared to other retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated to and understood by program participants.

The Committee designed our compensation program, in consultation with the Committee’s independent compensation consultant, to reflect our entrepreneurial business strategy. This means that executives with business unit responsibility, such as our brand Presidents, are measured primarily upon the results of their units. At the corporate level, entrepreneurship means that executives are measured on our overall results and on other objective goals.

Our compensation strategy is to place a major portion of an executive’s compensation opportunity at risk in the form of annual and long-term incentive programs and to provide competitive compensation opportunities tied to performance. This means that the Committee assesses the relative pay opportunities vis-à-vis relative performance and that for senior executives a substantial portion of their compensation opportunity (i.e., annual and long-term incentives) should be contingent upon their meeting the performance goals set for them by the Committee.

We intend the combination of incentive compensation to balance short-term operational objectives, such as the achievement of adjusted EBITDA targets, and long-term strategic goals such as increasing shareholder value through the grant of SARs with multi-year vesting periods. We also seek to promote a long-term commitment to Charming Shoppes. This means that while we believe compensation should have a strong link to annual performance, we also believe there is great value to the Company in retaining a team of tenured, seasoned executives. These components of compensation are discussed more fully below.

Role of the Compensation Committee

The Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. The Committee reviews, approves and modifies, as necessary, our compensation and benefits philosophy and our executive compensation programs and administers our short and long-term incentive plans and other stock or stock-based incentive plans. In addition, the Committee is also responsible for the assessment of risks relating to the Company’s employment policies and the Company’s compensation and benefits programs. The Committee’s function is more fully described in its charter which is available on our website at www.charmingshoppes.com. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Compensation Committee.”

Risk Assessment of Executive Pay

In determining the structure of the Company’s executive compensation program and the appropriate levels of incentive opportunities, the Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to improve shareholder returns. For example, the Committee believes that base salaries, the guaranteed portion of total compensation, should represent a sufficient percentage of an executive’s compensation opportunity to discourage excessive or inappropriate risk-taking. In fiscal 2010, on average, base salaries of the Company’s executive officers constituted approximately 50% of an executive’s target total compensation opportunity (i.e., base salary, annual incentives and long-term incentives) with the Company, which the Company felt was sufficient to balance the Company’s objectives of rewarding performance and incentivizing appropriate risk. Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between risk and compensation as the Company’s business evolves and changes. In addition, the Company’s Long-Term Incentive Plan seeks to focus executive officers on the long-term interests of the Company through awards of both SARs and RSUs that vest over a multi-year period. Finally, the Company’s stock ownership guidelines encourage executive officers to focus on long-term shareholder returns. See “Management Stock Ownership Guidelines.” The Committee believes that the combination of compensation elements in the overall program and the related Company policies provide executive officers with appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company.

Because our brand Presidents are primarily responsible for ensuring the profitability of our business units, their incentive compensation is tied to the achievement of brand-specific targets. Further, our brand Presidents, like our other executive officers, are incentivized to create long-term value through grants of SARs and RSUs that vest over multi-year periods. The Committee believes that the combination of brand-specific targets and the grants of SARs and RSUs provide the appropriate balance between creating long-term value and prudent risk-taking.

Policy on Recovery of Previously Paid Executive Compensation

The Company has adopted a recoupment or “clawback” policy providing in certain circumstances for the recovery or forfeiture of annual incentive awards paid or to be paid to certain executives and employees. The policy applies to the officers of the Company and its subsidiaries who hold the office of Vice President or higher and any other officer or employee of the Company or its subsidiaries who is engaged in the preparation of the financial statements of the Company or a subsidiary or the implementation of performance metrics used to calculate incentive awards. If the Committee, in its sole discretion, determines that (1) the executive’s or employee’s annual incentive compensation was based on financial statements that are required to be materially restated, other than on account of a change in accounting positions or regulatory requirements; (2) the executive or employee received or would receive annual incentive compensation based on materially inaccurate financial statements of the Company or a division or brand; or (3) the executive or employee received or would receive annual incentive compensation based on materially inaccurate performance metric criteria, the Committee may require forfeiture or reimbursement of part or all of the annual incentive award if the annual incentive award paid or payable to the executive or employee exceeds the annual incentive compensation award that would have been paid or payable in the absence of error by more than 10%. If the Committee, in its sole discretion, determines that the executive or employee has committed an act of fraud, embezzlement or theft in connection with his or her employment with the Company, the Committee may require forfeiture or reimbursement of part or all of the annual incentive compensation award. Under the policy, the Company may seek to recover or recoup annual incentive awards that were paid up to two years before the date of the Committee’s determination. The policy became effective on April 29, 2010 and applies to incentive awards granted under the Company’s annual incentive program on or after January 31, 2010.

Compensation and Benefits Structure

This next section of this Compensation Discussion and Analysis describes each element of our compensation and benefits structure for our named executive officers, with focus on:

•	Pay level—determination of the appropriate pay opportunity;

•	Pay mix—determination of each element of compensation, its purpose and design, and its relationship to the overall pay program; and

•	Pay-for-performance—determination of the performance measures and goals used in the pay programs.

Pay Level

We determine pay levels for the named executive officers based on a number of factors, including each individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, the pay levels in the marketplace for comparable positions and the performance of the individual, his/her business unit and the Company as a whole. In determining pay levels, the Committee considers all forms of compensation and benefits to review the total opportunity delivered through all elements of pay. In fiscal 2010, this process served as a useful check on total compensation for each executive officer and relative compensation among the executive officers, but no one factor had a specific impact on the named executive officers’ annual compensation. In its review of the compensation data in fiscal 2010, the Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Committee’s policies and expectations.

Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Committee reviews competitive market information for all named executive officers each year as part of their annual review process. Actual total compensation paid to an executive in a given year will vary above or below the target compensation levels based primarily on the attainment of individual and corporate goals. In some instances the amount and structure of compensation results from negotiations with executives, which reflects the competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.

The Committee assesses competitive market compensation using a number of sources. A primary data source, although not the determinative factor, used in setting competitive market levels for the named executive officers is the information publicly disclosed by a peer group of 18 companies. The Committee closely analyzes the peer group data, but exercises its discretion in the weight it assigns to this data. An individual’s pay is driven primarily by individual and Company performance and internal relativity rather than the peer group data. The peer group data is mostly used as a market check to ensure that individual pay remains within an appropriate range of the peer group. The ranges that the Committee uses are described throughout this Compensation Discussion and Analysis.

We revise this peer group from time to time, in consultation with our independent compensation consultant, primarily due to mergers and other changes to the companies on the list. We last revised our peer group in fiscal 2009 because the Company was larger, in terms of revenue, than some of its original peer group companies. The Committee then concluded that this difference between that peer group and the Company could distort compensation comparisons. The list of companies comprising the current peer group follows below. Each of these peer group companies is comparable to us in that they have similar business models, have sales between approximately $1 billion to $5 billion, are U.S. publicly traded companies and, where possible, have both general retail and direct-to-consumer markets.

Peer Companies used for Compensation Comparison of Named Executive Officers
Abercrombie & Fitch Co.	Foot Locker, Inc.
Aeropostale, Inc.	Genesco Inc.
American Eagle Outfitters, Inc.	J. Crew Group, Inc.
Ann Inc. (formerly Ann Taylor Stores Corporation)	The Men’s Wearhouse, Inc.
Chico’s FAS, Inc.	New York & Company, Inc.
Childrens Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
Collective Brands, Inc.	Stage Stores, Inc.
Dick’s Sporting Goods, Inc.	The Talbots, Inc.
Ascena Retail Group (formerly Dress Barn, Inc.)	Urban Outfitters, Inc.

The publicly available information for the peer companies is supplemented with survey data that provides position-based compensation levels across broad industry segments. Except for our Chief Executive Officer who is assessed solely on the basis of the peer group data, executives are also assessed relative to both general industry, and retail-specific surveys. In setting compensation for fiscal 2010, the Committee reviewed surveys from the Mercer Benchmark Database (retail and general industry segments), Mercer Retail Compensation and Benefits Survey (retail survey), Watson Wyatt Survey Report on Top Management Compensation (general industry survey), Salary.com Apparel & Footwear Industry Compensation Survey (retail survey) and several PM&P proprietary surveys.

The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate results of the surveys prepared. The Committee does not receive, and accordingly, does not consider the identities of the individual component companies that are included in the surveys. Rather, the Committee only considers statistical summaries of pay practices of the companies included in these databases.

The Committee intends that the total direct compensation opportunity (i.e., base salary, target annual incentives and target long-term incentives) of the executive group for the achievement of target performance should approximate the median for total direct compensation of executives performing similar functions in the competitive market. Market data used for market checks and discussed throughout this Proxy Statement are based on blended data of the peer group information and where available and appropriate for the position, survey data. In fiscal 2010 the target total direct compensation of the executive group fell approximately 5% below the median, primarily as a result of below market long-term incentive grants as compared to the peer group in an effort to manage overall share utilization.

Pay Mix

For fiscal 2010 our compensation program for our named executive officers consisted of the following principal elements:

•	Base Salary—fixed pay that reflects an individual’s role and responsibilities, experience, expertise, and individual performance;

•	Annual Incentive Bonus—paid to reward attainment of annual business goals; and

•	Long-term Incentives—paid to reward increases in shareholder value over longer terms and align the interests of executives with the interests of shareholders.

The Committee selected these elements because it believes that this compensation package, taken as a whole, will attract and retain executives, motivate them to achieve the business goals set by the Company, without taking inappropriate risk, and reward them and, in turn our shareholders, for achieving such goals. The rationale for the selection of each particular element is discussed below. In fiscal 2010, the Company’s pay mix was significantly different from our peer group in that cash was a more substantial component of total compensation than equity. This difference is largely based on the conscious decision of the Committee to grant equity awards with a lower grant date value in an effort to manage overall share utilization.

In addition to the factors considered in the discussion that follows, the Committee considered the following specific factors with respect to the named executive officers in setting compensation in fiscal 2010:

Named Executive Officer	Key Factors
James P. Fogarty	• position as Chief Executive Officer • competitive inducement to join the Company • role of responsibility for the performance of the Company and • oversight of senior management

Anthony M. Romano

•         tenure with the Company

•         position as Chief Operating Officer and assumption of responsibility for the Company’s operations in the absence of a Chief Executive Officer beginning in October 2010

•         role of responsibility in the operations and performance of the Company and

•         oversight of management

Eric M. Specter	• tenure with the Company • position as Chief Financial Officer and • role of responsibility and management of the Company’s financial affairs

Jay H. Levitt

•         position as President of Fashion Bug

•         competitive inducement to join the Company

•         role of responsibility in the long-term success of the Company and

•         significant role in generating revenues for the Company

MaryEllen MacDowell	• position as President of Fashion Bug • role of responsibility in the long-term success of the Company and • significant role in generating revenues for the Company

Brian P. Woolf

•         position as President of Lane Bryant

•         competitive inducement to join the Company

•         role of responsibility in the long-term success of the Company and

•         significant role in generating revenues for the Company

Named Executive Officer	Key Factors
Colin D. Stern	• tenure with the Company • role of responsibility as Chief Legal Officer and Secretary and • oversight of corporate governance, compliance and ethics

In light of these factors, the specific factors impacting the Company’s business as described under “Executive Compensation” and the factors discussed below, the Committee determined that compensation levels for fiscal 2010 were appropriate.

Base Salaries

Executive base salaries are designed to reflect our operating philosophy, culture and business direction. Each salary is determined by an annual assessment of a number of factors, including job responsibilities, the development and execution of business strategy, labor market compensation data, individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions at peer companies and the general market. In addition, in fiscal 2010, our disappointing financial performance had a significant impact on base salary determinations. The Committee intends that base salaries for our executives, together with other principal components of compensation at target opportunity levels, will approximate the median of the competitive market. In fiscal 2010, salaries for the incumbent named executive officers were between competitive median and 75th percentile. The Committee periodically evaluates market base salaries for comparable positions among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Committee’s judgment. In reviewing base salaries for fiscal 2010, the Committee considered current roles and responsibilities with respect to Mr. Specter and Mr. Stern, a new role and additional responsibilities with respect to Ms. MacDowell, and in the absence of a Chief Executive Officer, Mr. Romano, and additionally considered, with respect to Mr. Fogarty, Mr. Levitt and Mr. Woolf, their employment arrangements which took into account competitive market pay in setting base salaries. For a discussion of our former Chief Executive Officer’s base salary and the base salary of Mr. Romano as our Chief Operating Officer, see “Former Chief Executive Officer Compensation” and “Chief Operating Officer Compensation,” respectively. Notwithstanding the foregoing, the only salary increases granted in fiscal 2010 were to Mr. Romano and Ms. MacDowell due to their increased responsibilities in the Company.

Annual Incentive Program

The annual incentive plan is designed to reward annual operating performance. This is a broad management incentive program, covering the named executive officers, as well as approximately 1,113 other participants, an increase from 270 total participants in fiscal 2009. For fiscal 2010, all full-time employees in the home office locations including corporate, the brands and management of the distribution centers, were included in the annual incentive plan, in order to invest more people in the success of the Company. The 2003 Incentive Compensation Plan (the “2003 Plan”) was approved by shareholders in 2003 and the performance goals were re-approved in 2008 for the purpose of preserving tax deductions under Section 162(m) of the Code. This plan is administered by the Committee, which approves the awards and the performance goals. Therefore, awards earned under the plan that are considered “performance-based” are fully deductible by the Company as a compensation expense.

The plan provides for differing target incentive levels, each expressed as a percentage of base salary. Consistent with our overall compensation strategy, these annual incentive levels in combination with base salary (i.e., target total cash compensation) are intended to approximate the median of the competitive market. In fiscal 2010, target total cash compensation for the incumbent named executives was generally between median and 75th percentile of the competitive market based in part on motivating executives with short-term cash opportunities while the Company focuses on its turnaround initiatives. Each participant in the annual incentive plan is assigned to an incentive level based on his/her position. For example, the position of our former Chief Executive Officer was in Level 1, with a target of 150% of salary and the other named executive officer positions, including, for fiscal 2010, Mr. Romano, are in Level 2, with a target of 50% of salary. In light of our former Chief Executive Officer’s then increased role and responsibility within the Company as compared to other named executive officers and available market data, the Committee considers the differentiation between the Chief Executive Officer and the other executives appropriate.

Actual awards under the annual incentive plan vary each year based upon actual performance relative to the goals set by the Committee at the beginning of the fiscal year (performance goals are discussed below in this Compensation Discussion and Analysis under the caption “Pay-for-Performance” and “Fiscal 2010 Compensation Actions”). The maximum that can be earned by a named executive officer under the annual incentive plan is 200% of the target award, for the achievement of “maximum” performance. Conversely, a partial bonus of 50% of target can be earned for performance that falls short of “target”, but is above “threshold” performance. No bonus is earned if performance falls below the threshold level. In fiscal 2010, performance fell below the threshold level, and as such, no bonuses were awarded to the named executive officers under the annual incentive plan.

Long-Term Incentive Program

Long-term incentives are used to balance the short-term focus of the annual incentive program by tying vesting to multi-year periods. Our 2004 Stock Award and Incentive Plan (the “2004 Plan”), was approved by our shareholders at the 2004 Annual Meeting and the performance goals were re-approved at the 2009 Annual Meeting for the purpose of preserving tax deductions under Section 162(m) of the Code. Equity awards granted in fiscal 2011 and all future equity awards will be granted under our 2010 Stock Award and Incentive Plan which was approved by our shareholders at the 2010 Annual Meeting, and not under the 2004 Plan. Under the 2004 Plan, the Company could use a variety of long-term incentive vehicles, including stock options, SARs, restricted stock, RSUs, performance shares, performance units and long-term cash incentives. The 2004 and 2010 Plans are administered by the Committee. Awards under the 2004 and 2010 Plans, which are considered “performance-based” under Section 162(m) of the Code, are fully deductible by the Company as a compensation expense.

Fiscal 2010 Awards

Target long-term incentive opportunities vary from year to year, based on the Committee’s assessment of market practices, share utilization strategies, and stock price performance. In fiscal 2010 each of our named executive officers (other than Mr. Fogarty who was ineligible to receive grants under the terms of his offer letter with the Company) was granted equity awards equal in value to a specified percentage of their respective salaries, consisting of 70% SARs and 30% RSUs. SARs and RSUs granted in fiscal 2010 vest in equal amounts on each of the first four anniversaries of the grant date, subject to the executive’s continued employment with the Company. Long-term incentive awards granted in fiscal 2009 vested in three annual installments beginning on the second anniversary of the grant date and prior to that long-term incentive awards typically vested in three annual installments beginning on the third anniversary of the grant date. The four year vesting period of the SARs and RSUs granted in fiscal 2010 was designed to increase the short-term incentive aspect of the grant while maintaining a significant long-term opportunity. The Committee believes that the use of SARs is appropriate to incentivize performance and to reward executives for the Company’s performance during the Company’s turnaround. Because the value of SARs is tied to the performance of our stock, our executives will only profit on the SARs if the price of our Common Stock increases over the relevant four-year period. RSUs align the interests of executive officers with the interests of shareholders through stock ownership, increase the reward to the executive officers when our share price increases (and vice versa), and serve as a retention tool for executive officers, which is particularly important in executing the Company’s turnaround initiatives. The Committee elected to grant more SARs than RSUs in order to increase the performance alignment of the program, because SARs deliver no additional compensation unless our share price increases.

As with base salaries and annual incentive targets, the Company’s philosophy is to set target long-term incentive award levels to approximate the median of the competitive market. In fiscal 2010, however, long-term incentives as granted fell below the 25th percentile of the competitive market. This was primarily due to the lower market price of our Common Stock on the date of grant, which resulted in equity awards with values significantly smaller than in prior years. The Committee also assesses aggregate share usage and dilution levels in comparison to our 18 peer group companies and general industry norms. Within these general grant guidelines, individual awards are made to reflect the performance of the executive and his or her contributions to the success of our initiatives to create shareholder value and other individualized considerations. The SARs and RSUs granted were as follows: Anthony M. Romano, 45,324 SARs and 15,637 RSUs; Eric M. Specter, 54,556 SARs and 18,822 RSUs; Jay H. Levitt, 50,234 SARs and 17,331 RSUs, MaryEllen MacDowell, 24,173 SARs and 8,340 RSUs; Brian P. Woolf, 66,936 SARs and 23,094 RSUs and Colin D. Stern, 40,452 SARs and 13,956 RSUs.

Pay-for-Performance

In fiscal 2010, we used several vehicles designed to create a strong link between pay and performance:

•

The annual incentive program rewards participants for the achievement of short-term, operational goals. As mentioned above, the annual incentive plan serves to reward not only overall Company performance, but also individual, departmental and business unit performance. In general, as discussed below, the performance metrics for Mr. Fogarty, Mr. Romano, Mr. Specter and Mr. Stern were based on corporate operating goals while the performance metrics for Mr. Woolf, Ms. MacDowell and Mr. Levitt were based on business unit performance (75%) and corporate operating goals (25%).

•

We believe it is important for all participants to have a significant portion of their annual incentive compensation tied to overall Company performance and, where relevant, departmental and business unit performance. We believe that adjusted EBITDA is a primary indicator of financial performance. Therefore, for fiscal 2010, the annual incentive awards for our named executive officers were determined solely upon the achievement of pre-established consolidated adjusted EBITDA and business unit adjusted EBITDA targets, as appropriate. The target corporate and business unit adjusted EBITDA results were established early in fiscal 2010 based on our financial plan. For a definition of adjusted EBITDA, see “Fiscal 2010 Compensation Actions.”

•

In fiscal 2010, we did not achieve the consolidated and business unit adjusted EBITDA goals set for the year with respect to the named executive officers and, as a result, no bonuses under our annual incentive plan were paid to them.

•

In fiscal 2010, we awarded SARs and RSUs to our named executive officers (other than Mr. Fogarty). Because the value of SARs is tied to the performance of our stock, our named executive officers will only profit on the grants if shareholder value increases. While the vesting of these SARs is not directly tied to performance, the ultimate value of the award at vesting is contingent upon the long-term performance of the stock price over the vesting period. While serving as an important retention tool, RSUs also help to increase the performance aspect of the Long-Term Incentive Plan as an executive’s shares become more valuable only if our share price increases.

Performance measures for the annual incentive plan have “threshold” requirements, below which no awards are earned or paid. The “maximum” amount that can be earned is 200% of the “target” award opportunity. The Committee reviews and approves these performance levels. In setting the threshold, target and maximum performance levels, the Committee considers a number of factors, including the Company’s historical performance, the current budget and long-term forecasts, peer company performance, and general economic trends and conditions. The Committee intends target performance levels to represent challenging and not easily attainable goals, consistent with the median target pay levels for the competitive market. Threshold performance levels are meant to represent challenging, but achievable goals. Incentive payout levels for threshold performance are designed to provide a level of total direct compensation that is below median competitive levels. Maximum performance levels are intended to represent superior performance. Likewise, the incentive payouts for the achievement of maximum performance are designed to reward our executives at overall compensation levels approximating the 75th percentile of the competitive market. We set the threshold and maximum performance levels and payout levels early in a given performance period taking into account the current business conditions we anticipate and our budgets for the year, with a view that the payouts associated with threshold and maximum performance levels should serve as incentives that will not become irrelevant due to business setbacks or unusually strong performance partway through the year. In addition, we intend that the threshold and maximum payout levels will represent a fair allocation of the positive business results achieved in a given year between our shareholders and our employees.

Annual incentive awards are intended to qualify as “performance-based” under Section 162(m) of the Code. As such, the Committee may not exercise discretion to make upward adjustments to the awards earned by the named executive officers. The Committee may, however, exercise negative discretion, to make downward adjustments to the awards earned (i.e., it may authorize an actual payout that is less than the award earned based on the achievement of performance goals), which preserves its ability to factor in other relevant information not reflected in performance targets, while maintaining a favorable 162(m) tax treatment for annual incentives. The Committee’s negative discretion may be based on both subjective performance and individual strategic objectives. In fiscal 2010, performance targets for the named executive officers were not met, and as such, no annual incentives were paid to those executive officers. Accordingly, the Committee did not exercise this discretion in fiscal 2010.

Fiscal 2010 Compensation Actions

We review salary levels for all employees annually. For fiscal 2010, there were no base salary increases for our named executive officers other than Mr. Romano and Ms. MacDowell who received salary increases in conjunction with their increased responsibilities.

As noted above, performance measures in the annual incentive plan vary by participant, depending upon their roles and responsibilities. However, all participants, including the named executive officers, have either all or a portion of their annual incentive payments tied to consolidated and business unit adjusted EBITDA goals. In addition, the achievement of consolidated adjusted EBITDA and business unit adjusted EBITDA goals determines the amount of the total incentive which is available for payment to each named executive officer and our other executives. Specifically, the estimated awards for corporate officers was established based on corporate consolidated adjusted EBITDA goals, while estimated awards for our brand Presidents was determined based on business unit adjusted EBITDA goals (75%) and consolidated adjusted EBITDA goals (25%). Whether any payout is made under the annual incentive program depends on whether the relevant consolidated adjusted EBITDA and/or business unit adjusted EBITDA goals are met. If these goals are met, the Committee will review subjective and individual factors and may use negative discretion to reduce the amount of the annual incentive award, except in the case of Mr. Fogarty whose award depended solely on achievement of consolidated adjusted EBITDA.

None of the consolidated and business unit adjusted EBITDA goals for our named executive officers were met in fiscal 2010. As a result, we did not make any payments to the named executive officers under the annual incentive plan.

The chart below compares actual consolidated and business unit adjusted EBITDA results to the performance goals that were set at the beginning of the year and which determined the amount of the total annual incentive available for payment to our named executive officers.

Actual Fiscal 2010 Consolidated Adjusted EBITDA Results* (millions)	Fiscal 2010 Annual Incentive Plan Performance Goals Consolidated Adjusted EBITDA Results* (millions)
	Threshold	Target	Maximum
$50.2	$90.0	$110.0	$135.0

Actual Fiscal 2010 Lane Bryant Adjusted EBITDA Results* (millions)	Fiscal 2010 Annual Incentive Plan Performance Goals Lane Bryant Adjusted EBITDA Results* (millions)
	Threshold	Target	Maximum
$79.5	$84.8	$101.2	$128.8

Actual Fiscal 2010 Fashion Bug Adjusted EBITDA Results* (millions)	Fiscal 2010 Annual Incentive Plan Performance Goals Fashion Bug Adjusted EBITDA Results* (millions)
	Threshold	Target	Maximum
$4.3	$37.3	$44.8	$57.1

*	We define adjusted EBITDA as EBITDA before certain recurring items, such as (i) gain on repurchases of the Company’s 1.25% Senior Convertible Notes, (ii) restructuring and other charges, (iii) impairment of store assets, goodwill, and trademarks; and (iv) sale of proprietary credit card receivables program. We define EBITDA as income/(loss) from continuing operations before (i) income taxes, (ii) net interest expense/other income; and (iii) depreciation and amortization, except for amortization of stock-based compensation, which is a component of selling, general, and administrative expenses.

In fiscal 2010, the following awards were granted:

•

A total of 345,446 RSUs were granted to a total of 83 employees, including 97,180 RSUs to the named executive officers under our Long-Term Incentive Plan. See “Long-Term Incentive Program” for a further discussion of these awards.

•

A total of 1,032,607 SARs were granted to a total of 84 employees, including 281,675 SARs to the named executive officers under our Long-Term Incentive Plan. See “Long-Term Incentive Program” for a further discussion of these awards.

The number of grants was based on the Committee’s assessment of market practices, share utilization strategies, and stock price performance.

Former Chief Executive Officer Compensation

Mr. Fogarty resigned as Chief Executive Officer and President and as a Director of the Company effective October 13, 2010. In connection with his appointment as President and Chief Executive Officer, we signed an offer letter with Mr. Fogarty on April 2, 2009. Pursuant to the terms of his offer letter, Mr. Fogarty received an annual base salary of $1,000,000 and was eligible to receive an annual bonus of up to 200% of base salary (150% is the target level for such bonus) based on the achievement of certain performance goals for fiscal 2010. The Company agreed to pay a guaranteed bonus of $1,500,000 for his first year of employment in April 2010 if Mr. Fogarty did not achieve a bonus at target level. Mr. Fogarty would have been eligible to participate in the Company’s Long-Term Incentive Plan beginning in Spring 2011.

The offer letter provided for Mr. Fogarty’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) Plan and variable deferred compensation plan. In addition, we provided Mr. Fogarty with an annual automobile allowance and an annual flexible perquisite allowance. Under the terms of the offer letter, Mr. Fogarty also received temporary living and commuting expenses for the first 12 months of his employment, relocation assistance and a household move reimbursement.

As an inducement for Mr. Fogarty to enter into employment with the Company, the Company granted him 2,000,000 SARs of which 1,100,000 performance-based SARs were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4) and Chicago Stock Exchange Rule 19(m)(1)(D). Each SAR was to represent the right to receive, at exercise, a number of shares of the Company’s Common Stock with a fair market value at the date of exercise equal to the appreciation in value of shares over the base amount. The base amount was $1.82 per share, which was the closing price per share for our Common Stock on the grant date (as reported by NASDAQ). The remaining 900,000 SARs had time-based vesting. The time-based SARs were to vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. The performance-based SARs were to vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date, subject to the Company’s stock price reaching a minimum performance goal. The performance-based SARs were also to be accelerated if the fair market value of the Company’s Common Stock reached certain target stock prices.

In addition, the Company entered into a severance agreement on April 2, 2009 with Mr. Fogarty. Unless noted herein, the terms of Mr. Fogarty’s severance agreement were substantially similar to those provided to our other executive officers, including our named executive officers, as described below under “Potential Payments Upon Termination or Change in Control.” In the event of a qualifying termination, Mr. Fogarty was to receive twice his annual base salary, payable over 24 months, and in the event of a qualifying termination within 24 months of a change in control, Mr. Fogarty was to receive a lump sum amount equal to twice the sum of his annual base salary and three-year average bonus. Mr. Fogarty was not entitled to receive gross up payments for excise taxes imposed under Section 4999 of the Code.

The Committee concluded that the overall employment arrangement was appropriate in light of the challenging economic climate, particularly in the retail sector, and the responsibilities of a chief executive officer. In addition, the Committee felt that the use of performance-based SARs would help to incentivize Mr. Fogarty’s performance. In order to balance the risk of over incentivizing performance and to promote executive retention, the Committee also granted time-based SARs. The Committee felt that the split of 45% time-based SARs and 55% performance-based SARs was appropriate to balance these objectives.

Mr. Fogarty’s resignation was treated as a qualifying termination under his severance agreement. Additionally, upon his resignation, 225,000 time-based SARs and 275,000 performance-based SARs were forfeited under his grant agreements. Under the terms of his grant agreements, the vesting of 450,000 time-based SARs and 397,152 performance-based SARs was accelerated. Mr. Fogarty had the right to exercise these SARs at any time through March 11, 2011. These SARs were exercised by Mr. Fogarty. The payments to Mr. Fogarty upon his resignation from the Company are described below in this Proxy Statement under “Potential Payments Upon Termination or Change in Control.”

Chief Operating Officer Compensation

On October 13, 2010, Anthony M. Romano was appointed Chief Operating Officer and assumed responsibility for our Company’s operations while the Company conducted a search for a new Chief Executive Officer. Due to the increase in his responsibilities, Mr. Romano’s base salary was increased from $450,000 to $650,000. Mr. Romano joined the Company on February 9, 2009, and as an inducement for Mr. Romano to enter into employment with the Company, the Company granted him 150,000 SARs which were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4). Each SAR was to represent the right to receive, at exercise, a number of shares of the Company’s Common Stock with a fair market value at the date of exercise equal to the appreciation in value of shares over the base amount. The base amount was $1.03 per share, which was the closing price per share for our Common Stock on the grant date (as reported by NASDAQ). These time-based SARs were to vest as to 40% percent of the shares on the second anniversary of the grant date and 30% percent of the shares on each of the third and fourth anniversaries of grant date. On March 23, 2011, Mr. Romano became our new President and Chief Executive Officer and a Director.

Supplemental Executive Retirement Plan (“SERP”)

The Supplemental Executive Retirement Plan (“SERP”) was implemented in 2003 as a recruiting and retention tool for executives. In light of the challenging global economy and in order to eliminate a significant annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008.

The annual cost to the Company that was eliminated by the amendment was approximately $1,000,000, and the total value of the accounts was approximately $4,100,000. The discontinuance of the SERP did not affect the Company’s deferred compensation program, which is continuing. All account balances under the SERP have been paid to participants.

Deferred Compensation

We offer to certain executives, including our named executive officers, an opportunity to participate in our Variable Deferred Compensation Plan, or “VDCP”, as a cost-effective benefit that enhances the competitiveness of our compensation program. The VDCP provides participants with a way to delay receipt of income and thus income tax on that income until a future date. While deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this deferred amount deemed invested in one or more notional investments. See “Nonqualified Deferred Compensation For Fiscal 2010.” Although the executive will eventually owe income taxes on any amounts distributed from the VDCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the VDCP, we believe we are better able to attract and retain executives.

Through the VDCP, we also provided matching contributions to executives that would have been made under our 401(k) Plan but for limitations under U.S. tax law. As a cost savings measure, we suspended our matching contributions to the VDCP and to our 401(k) Plan beginning in April 2009. We also use the VDCP to encourage executives who would receive compensation that would be non-deductible under Section 162(m) to defer receipt of the compensation until after their termination of employment, at which time the payment of such compensation would be fully deductible by the Company under current tax law. We provide an inducement for such deferrals by crediting the named executive officer with additional Common Stock units that have a value equal to 20% of the amounts deferred with respect to which we would have lost a tax deduction under Section 162(m). None of the named executive officers have availed themselves of this provision.

Other Benefits and Perquisites

As employees of the Company, the named executive officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees.

The Company provides minimal perquisites as an additional form of compensation to executive officers, including the named executive officers. The type and amount of perquisites is subject to the approval of the Committee, and is taken into account as part of the total compensation to executive officers. Details of these perquisites provided to the named executive officers are set forth in footnotes to the Summary Compensation Table.

In connection with their employment arrangements with the Company, we provided Mr. Fogarty, Mr. Levitt and Mr. Woolf with certain relocation benefits in order to move near their respective offices with the Company. Mr. Fogarty was also provided with commuting expenses to allow him to travel to the Company’s offices before he relocated. In addition to these benefits, we also provided our named executive officers with a modest automobile allowance. Our Executive Vice Presidents and brand Presidents are also granted an annual flexible perquisite allowance, which may only be used for a specifically identified purposes, such as reimbursement for certain medical services and reimbursement for the costs of financial planning services. We believe these benefits are reasonable in light of the named executive officers’ positions with the Company.

Management Stock Ownership Guidelines

The purpose of our Stock Ownership Guidelines is to more closely align our key executive’s interest with our shareholders. Where executives are shareholders themselves, the executives realize a direct benefit by achieving the objective of increasing shareholder value. Our former Chief Executive Officer was and any permanent Chief Executive Officer is required to hold 120,000 shares of our Common Stock. The other named executive officers are required to hold 40,000 shares of our Common Stock. Their holdings may include deferred stock, RSUs and vested SARs (to the extent of the number of shares equal in value to the spread of the vested SAR at a point in time). These requirements are to be satisfied by March 16, 2010 or within six years of appointment to an office subject to this guideline, whichever is the later. Until the executive’s respective ownership guideline is satisfied, the executive is expected to retain all shares of Company stock acquired upon vesting or release, except those shares withheld by the Company to satisfy required tax obligations. All named executive officers who were required to comply with the guidelines by March 16, 2010 were in compliance.

Severance and Change in Control Benefits

Like most of our peers, we have entered into severance and change in control agreements with our senior executive officers, including our former Chief Executive Officer and our other named executive officers. See “Potential Payments Upon Termination or Change in Control.” The Committee believes that these benefits are an important part of the total compensation and benefits package, enhancing our ability to compete for talent, and fostering stability in our management group. Our Committee regularly reviews and examines our compensation arrangements for executives. In 2007, this review included an analysis, carried out with the assistance of the Committee’s independent compensation consultants, of our executive severance agreements with our named executive officers and other senior executives. Based on this review, we amended the severance agreements with our executive team. Among other things, these agreements were revised to condition severance payments upon agreement by the executives to non-competition covenants that previously had not been included in many of these agreements, in addition to the existing non-solicitation covenants and a requirement that the executive deliver a release of claims. In other words, in return for providing assurances to our executives that they will be compensated if they are terminated by the Company without cause or in the case of certain fundamental changes to the Company, these executives have made a commitment to the Company that they will not voluntarily terminate their employment in order to work for our competitors. In general, our severance benefits provide for a lump sum cash payment in the event of involuntary termination or termination for good reason following a change in control and a cash payment over time in the event of involuntary termination independent of a change in control. The Committee determined to reduce the amount of severance that executives would receive in the event of a termination of employment within 24 months after a change in control. These severance agreements have been further amended to eliminate the Company’s obligation to make gross up payments for excise taxes imposed on the executives under Section 4999 of the Code, as amended. The Committee believes that its severance and change in control benefits are reasonable and fair to both the Company and the executives and are within the norm when compared to similar companies.

Under our Long-Term Incentive Plans, awards granted prior to fiscal 2009 were “single trigger.” Therefore, if a change in control of the Company occurs, stock options, SARs, restricted stock and RSUs granted before fiscal 2009 under such plans become fully vested (at target levels in the case of performance shares) and, in the case of stock options and SARs, become fully exercisable. Awards granted in fiscal 2009 (SARs) and fiscal 2010 (SARs and RSUs) under such plans become fully vested and, in the case of SARs, become fully exercisable in connection with a change in control of the Company only if (1) the acquiring company does not convert the award into an “equivalent” replacement award, or (2) the employee is terminated as a result of a qualifying termination upon or within 24 months following the change in control.

Timing of Equity Awards and the Release of Material Information

In December 2006, the Committee adopted a policy governing grants of equity awards, including stock options, SARs, restricted stock, RSUs, deferred stock, performance shares and all other forms of equity-based awards under our compensation plans (the “Equity Awards Policy”), which formalized certain unofficial policies and procedures historically followed by us with respect to awards. Under the Equity Awards Policy, the Committee delegated authority to an internal stock award committee consisting of three officers (the “Internal Committee”) to determine, together with the Committee, equity awards to employees and non-employees, subject to limitations set forth in the equity compensation plans and in the Equity Awards Policy. The Internal Committee has authority to make grants only to non-executive officer employees and service providers.

The Equity Awards Policy includes rules regarding the timing of equity award grants. Whether an equity award is granted by the Committee or the Internal Committee, the grant date of a particular equity award generally is the date when the actions authorizing the grant are completed or at a later specified date. However, grants of stock options and SARs, other than those made pursuant to regular annual grants, may not be made until after the release of any pending material non-public information, regardless of whether such information is anticipated to be positive or negative. Grants of all other types of equity awards generally should be made at times when no material non-public information is pending, unless such grants are made at a fixed date approved in advance, and it is determined such grants would not provide an unintended benefit to the employee or an unintended cost to us. In the case of regular annual grants of equity awards pursuant to employment agreements, the Equity Awards Policy directs such grants to be made at the times specified in the employment agreements. If an employment agreement specifies a time period during which equity awards must be made, the grant date should be determined at a meeting of the Committee scheduled at least ninety days in advance, except in exceptional circumstances. Regular annual grants of equity awards, for which grant dates are not specified in the recipient’s employment agreement, are made during a period of fourteen days commencing with the third trading day after the announcement of our financial results for the previous fiscal year.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to each of the chief executive officer and certain other executive officers other than the chief financial officer. Exceptions are made for qualified performance-based compensation. The Committee seeks to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be driven primarily by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the former Chief Executive Officer’s compensation) that potentially could result in compensation expense that is not fully deductible under Section 162(m). For fiscal 2010, we anticipate that substantially all of the compensation realized during the fiscal year by the named executive officers will be tax deductible without limitation under Section 162(m), except that part of the distributions to Mr. Stern under the SERP and VDCP will not be deductible for Section 162(m) purposes.

When determining amounts of long-term incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification Topic 718, grants of stock options, SARs, restricted stock, RSUs and other share-based payments result in accounting expense to us. The accounting charge is equal to the fair market value of the instruments being used. For restricted stock or RSUs, the expense is equal to the fair market value per share on the date of grant times the number of shares or units granted. For stock options and SARs, the expense is equal to the fair value of the option or SAR on the date of grant using a Black-Scholes option pricing model times the number of options or SARs granted. This expense is amortized on a straight line basis over the award’s requisite service period, except for awards that include a market condition, which are amortized on a graded vesting basis over their derived service period.

Summary Compensation Table

The table below summarizes the total compensation for fiscal 2010, 2009 and 2008 for our former Chief Executive Officer, our Chief Operating Officer who, beginning in October 2010, assumed responsibility for the Company’s operations and was promoted as our President and Chief Executive Officer in March 2011, our Chief Financial Officer and the other named executive officers. As used in this Proxy Statement the terms “fiscal 2010,” “fiscal 2009,” and “fiscal 2008,” refer to our fiscal years ended January 29, 2011, January 30, 2010, and January 31, 2009, respectively. The term “fiscal 2011” refers to our fiscal year which will end on January 28, 2012.

SUMMARY COMPENSATION TABLE FOR FISCAL 2010, 2009 AND 2008

Name and Principal Position	Fiscal Year (2)	Salary ($)	Bonus ($)		Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)		Total ($)
James P. Fogarty (1),	2010	865,865	0		0	0	0	0	2,155,652	(8)	3,021,517
Former Chief	2009	833,333	1,500,000		0	2,800,000	0	0	79,349		5,212,682
Executive Officer (PEO)
Anthony M. Romano (1),	2010	503,846	0		81,000	189,001	0	0	22,600	(9)	796,447
Executive Vice President and Chief
Operating Officer, (Acting PEO)
Eric M. Specter,	2010	500,000	0		97,498	227,499	0	0	22,833	(10)	847,830
Executive Vice	2009	500,000	125,000		0	302,500	0	0	31,366		958,866
President and	2008	500,000	0		200,000	459,207	0	10,731	136,153		1,306,091
Chief Financial
Officer (PFO)
Jay H. Levitt(1),	2010	359,037	0		89,775	209,476	0	0	906,789	(11)	1,565,077
Former President –	2009	665,000	250,000		0	175,450	0	0	42,829		1,133,279
Fashion Bug
MaryEllen
MacDowell(1),	2010	408,846	12,680	(12)	43,201	100,801	0	0	17,595	(13)	583,123
President –
Fashion Bug
Brian P. Woolf(1),	2010	725,000	0		119,627	279,123	0	0	26,173	(14)	1,149,923
President –	2009	725,000	0		0	211,750	0	0	94,284		1,031,034
Lane Bryant
Colin D. Stern,	2010	401,633	0		72,292	168,685	0	0	39,708	(15)	682,318
Executive Vice	2009	401,633	100,000		0	151,250	0	0	55,182		708,065
President, General	2008	401,633	99,708		32,634	0	0	33,667	238,038		850,681
Counsel and
Secretary

(1)	Mr. Fogarty resigned as President and Chief Executive Officer and as a Director effective October 13, 2010. Effective October 13, 2010, Mr. Romano received a salary increase from $450,000 to $650,000 when he was appointed Executive Vice President and Chief Operating Officer and assumed responsibility for the operations of the Company while a search was conducted for a replacement Chief Executive Officer. On March 23, 2011, Mr. Romano was appointed as our new President and Chief Executive Officer. Jay H. Levitt served as President – Fashion Bug until his resignation on June 15, 2010. MaryEllen MacDowell was appointed President – Fashion Bug on June 16, 2010. Additionally, on March 23, 2011, Mr. Woolf was appointed to the new position of Group President – Lane Bryant.

(2)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2010, 2009 and 2008 were 52 week fiscal years.

(3)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair values of stock awards granted in the applicable fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”. In accordance with revised SEC rules, the amounts reflected in this column for fiscal 2008 were restated from previous proxy disclosures. For information regarding significant factors, assumptions and methodologies used in our computations, see “Note 1. Summary of Significant Accounting Policies: Stock-based Compensation,” and “Note 9. Stock-Based Compensation Plans” to our consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009.

(4)	The amounts reported in the “Option Awards” column represent aggregate grant date fair values of option awards granted in the applicable fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”. In accordance with revised SEC rules, the amounts reflected in this column for fiscal 2008 were restated from previous proxy disclosures. For information regarding significant factors, assumptions and methodologies used in our computations, see “Note 1. Summary of Significant Accounting Policies: Stock-based Compensation,” and “Note 9. Stock Based Compensation Plans” to our consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended January 29, 2011, January 30, 2010 and January 31, 2009.

The amounts reported for Mr. Stern and Mr. Specter in fiscal 2008 include the value of both time-based SARs and performance-based SARs. The amounts shown in the table for the performance based SARs are at target. The value of the performance-based SARs on the date of grant for Mr. Specter and Mr. Stern was as follows:

	Fiscal Year	At Target ($)	At Maximum ($)
Eric M. Specter	2008	255,115	510,230
Colin D. Stern	2008	178,581	357,162

In addition, the amounts reported for Mr. Fogarty in fiscal 2009 include the value of both time-based SARs and performance-based SARs. There is no distinction between target and maximum for Mr. Fogarty’s performance-based SARs, the grant date fair value of which was $1,500,000.

(5)	No bonuses were awarded to the named executive officers under the annual incentive plan. This short-term incentive plan is described more fully elsewhere in this section of the Proxy Statement under “Compensation Discussion and Analysis—Annual Incentive Program.”

(6)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the above-market portion of the interest earned on our Supplemental Executive Retirement Plan (“SERP”) in which the named executive officers participated. Interest under the SERP was earned at a rate of 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis through December 31, 2008. Thereafter interest under the SERP was and will be earned at a rate of 3.5%. For fiscal 2010, the average interest rate under the SERP was 3.5%. The SERP, which was terminated in 2008, is described more fully elsewhere in this section of the Proxy Statement under “Compensation Discussion and Analysis—Supplemental Executive Retirement Plan (SERP).”

(7)	The amounts shown in this column exclude medical, disability and certain other benefits received by the named executive officers that are generally available to all of our employees.

(8)	The amount for fiscal 2010 with respect to Mr. Fogarty includes the following perquisites and personal benefits consisting of an automobile allowance and housing and commuting expenses. This amount also includes $2,113,637 payable to Mr. Fogarty under his severance agreement.

(9)	The amount for fiscal 2010 with respect to Mr. Romano includes perquisites and personal benefits consisting of an automobile allowance and reimbursement of expenses for medical and financial planning services.

(10)	The amount for fiscal 2010 with respect to Mr. Specter includes the following: interest on the SERP attributable to Mr. Specter (comprises interest at 3.5% per year. See footnote (6) above. Also included are perquisites and personal benefits consisting of an automobile allowance and reimbursement of expenses for medical services and computer equipment.

(11)	The amount for fiscal 2010 with respect to Mr. Levitt includes the following perquisites and personal benefits consisting of an automobile allowance and reimbursement of expenses for medical and financial planning services. We also paid premiums for additional life insurance for the benefit of Mr. Levitt. This amount also includes $894,650 payable to Mr. Levitt under his severance agreement.

(12)	The amount for fiscal 2010 with respect to Ms. MacDowell represents long term retention bonuses payable in fiscal 2010 and which were granted in 2005, 2006 and 2007 conditioned upon her continued employment with the Company on the last day of the applicable fiscal year.

(13)	The amount for fiscal 2010 with respect to Ms. MacDowell includes perquisites and personal benefits consisting of an automobile allowance and reimbursement of medical expenses.

(14)	The amount for fiscal 2010 with respect to Mr. Woolf includes perquisites and personal benefits consisting of an automobile allowance and reimbursement of expenses for medical and financial planning services. We also paid premiums for additional life insurance for the benefit of Mr. Woolf.

(15)	The amount for fiscal 2010 with respect to Mr. Stern includes the following: interest on the SERP attributable to Mr. Stern (comprises interest at 3.5% per year. See footnote (6) above) and premiums paid by us for additional life insurance for the benefit of Mr. Stern. Also included are perquisites and personal benefits consisting of an automobile allowance and reimbursement of expenses for financial planning services.

Offer Letters and Severance Agreements

Effective October 13, 2010 Mr. Fogarty resigned as Chief Executive Officer and President and as a Director of the Company. The payments to Mr. Fogarty upon his resignation from the Company are described below in this Proxy Statement under “Potential Payments Upon Termination or Change in Control.” In connection with his appointment as President and Chief Executive Officer, we signed an offer letter with Mr. Fogarty on April 2, 2009. Pursuant to the terms of the offer letter, Mr. Fogarty received an annual base salary of $1,000,000 and was eligible to receive an annual bonus of up to 200% of base salary (150% is the target level for such bonus) based on the achievement of certain performance goals. The Company agreed to pay a guaranteed bonus of $1,500,000 for fiscal 2009 in April 2010 if Mr. Fogarty did not achieve a bonus at target level. The guaranteed bonus was paid to Mr. Fogarty. Mr. Fogarty would have been eligible to participate in the Company’s Long-Term Incentive Plan beginning in Spring 2011.

The offer letter provided for Mr. Fogarty’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) Plan and variable deferred compensation plan. In addition, Mr. Fogarty was provided with an annual automobile allowance and an annual flexible perquisite allowance. Under the terms of the offer letter, Mr. Fogarty received temporary living and commuting expenses for the first 12 months of his employment, relocation assistance and a household move reimbursement. As an inducement for Mr. Fogarty to enter into employment with the Company, the Company granted him 2,000,000 SARs of which 1,100,000 performance-based SARs were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4) and Chicago Stock Exchange Rule 19(m)(1)(D). The performance-based SARs were to vest in four equal installments on the last trading day of each of the Company’s four fiscal years after the grant, subject to Mr. Fogarty’s continued employment with the Company and the closing price of the Company’s Common Stock equaling or exceeding 120% of the base amount for five consecutive days during the respective fiscal year. This condition was satisfied in fiscal 2009. Vesting of the performance-based SARs was to be accelerated on the day on which the Company’s Common Stock equaled or exceeded a certain target stock price ($2.40 in fiscal 2009, $3.50 in fiscal 2010, $5.00 in the fiscal year ending January 28, 2012, and $7.50 in the fiscal year ending February 2, 2013). The target was achieved in fiscal 2009 and in fiscal 2010. However, vesting in any fiscal year could not exceed 275,000 SARs plus the number of SARs (if any) that did not vest in a previous fiscal year. In addition, the number of shares of the Company’s Common Stock with respect to which the SARs become exercisable would be decreased as necessary so that the aggregate spread (fair market value of the Company’s Common Stock on the vesting date over the base amount) in a particular fiscal year did not exceed certain specified amounts ($159,500 in fiscal 2009, $1,000,000 in fiscal 2010, $1,750,000 in the fiscal year ending January 28, 2012, $10,340,500 in the fiscal year ending February 2, 2013, $3,666,667 in the fiscal year ending February 1, 2014, and $3,500,000 in the next two fiscal years). Vesting was limited to 177,222 performance-based SARs in fiscal 2009 and 250,626 performance-based SARs in fiscal 2010 with 122,152 performance-based SARs carried forward to fiscal 2011. The remaining 900,000 SARs had time-based vesting. The time-based SARs were to vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date.

In connection with his employment by the Company as Executive Vice President – Business Transformation, we signed an offer letter with Mr. Romano on January 26, 2009. Pursuant to the terms of the offer letter, Mr. Romano received an annual base salary of $450,000 and was eligible to receive an annual bonus of up to 100% of base salary (50% is the target level for such bonus) based on the achievement of certain performance goals for fiscal 2009. As performance targets for Mr. Romano for fiscal 2009 were not met, no annual incentive was paid to him. The offer letter provides for Mr. Romano’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) Plan and variable deferred compensation plan. In addition, Mr. Romano is provided with an annual automobile allowance and an annual flexible perquisite allowance. Effective October 13, 2010, Mr. Romano’s salary was increased to $650,000 on his promotion to Chief Operating Officer and his assumption of responsibility for the operations of the Company. On March 23, 2011, Mr. Romano was appointed as our new President and Chief Executive Officer and a Director.

As an inducement for Mr. Romano to enter into employment with the Company, the Company granted him 150,000 SARs which were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4). Each SAR represents the right to receive, at exercise, a number of shares of the Company’s Common Stock with a fair market value at the date of exercise equal to the appreciation in value of shares over the base amount. The base amount was $1.03 per share, which was the closing price per share for our Common Stock on the grant date (as reported by NASDAQ). These time-based SARs vest as to 40% of the shares on the first anniversary of the grant date and 30% of the shares on each of the second and third anniversaries of grant date.

In connection with their appointments as President—Fashion Bug and President—Lane Bryant, we signed offer letters with Mr. Levitt on September 15, 2008 and Mr. Woolf on June 30, 2008, respectively. Pursuant to the terms of his offer letter, Mr. Levitt received an annual base salary of $665,000 and was eligible to receive an annual bonus of up to 100% of base salary (50% is the target level for such bonus) based on the achievement of certain performance goals. The Company agreed to pay a guaranteed bonus of $250,000 for fiscal 2009 if Mr. Levitt did not achieve a bonus at target level. Such bonus was paid to Mr. Levitt. The offer letter provided for Mr. Levitt’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) Plan and variable deferred compensation plan. In addition, Mr. Levitt received an annual automobile allowance, an annual flexible perquisite allowance and supplemental life insurance with a $600,000 death benefit. Under the terms of the offer letter, Mr. Levitt received relocation assistance and a special transition bonus of $85,000. As an inducement for Mr. Levitt to enter into employment with the Company, the Company granted him SARs with an aggregate value equal to $500,000 in accordance with NASDAQ Marketplace Rule 5635(c)(4), with vesting in three equal installments on the third, fourth and fifth anniversaries of the grant date, subject to accelerated vesting in certain circumstances. Effective June 15, 2010, Mr. Levitt resigned as President – Fashion Bug. The payments to Mr. Levitt upon his resignation from the Company are described below in this Proxy Statement under “Potential Payments upon Termination or Change in Control.”

Pursuant to the terms of his offer letter, Mr. Woolf receives an annual base salary of $725,000 and is eligible to receive an annual bonus of up to 100% of base salary (50% is the target level for such bonus) based on the achievement of certain performance goals. The offer letter provided for Mr. Woolf’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) Plan and variable deferred compensation plan. In addition, Mr. Woolf received an annual automobile allowance, an annual flexible perquisite allowance and supplemental life insurance with a $600,000 death benefit. Under the terms of the offer letter, Mr. Woolf received relocation assistance and a special transition bonus of $85,000. As an inducement for Mr. Woolf to enter into employment with the Company, the Company granted him SARs with an aggregate value equal to $500,000 in accordance with NASDAQ Marketplace Rule 5635(c)(4), with vesting in three equal installments on the third, fourth and fifth anniversaries of the grant date, subject to accelerated vesting in certain circumstances. On March 23, 2011, Mr. Woolf was appointed to the new position of Group President – Lane Bryant.

We have entered into severance agreements with all our named executive officers. These agreements provide for certain payments to be made to the executive if he or she is terminated in connection with a change in control of Charming Shoppes or if he or she is otherwise involuntarily terminated without cause, as described more fully under “Potential Payments Upon Termination or Change in Control.” These severance agreements also obligate each executive not to disclose or use our confidential or proprietary information during and after his or her employment with Charming Shoppes, not to compete with the Company nor to attempt to induce any of our employees to terminate employment, and not to interfere in a similar manner with our business during the time in which the executive is receiving payments and not to disparage the Company, its officers and employees.

Grants of Plan-Based Awards During Fiscal 2010

The following table shows all plan-based awards granted to the named executive officers during fiscal 2010. The non-equity incentive plan awards are also reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” and the stock awards identified in the table below are also repeated in the Outstanding Equity Awards at Fiscal 2010 Year-End Table which follows this table.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Stock Units (#) (2)	All Other Option Awards: Number of Securities underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
James P. Fogarty	3/29/2010	750,000	1,500,000	2,000,000
Anthony M. Romano	4/5/2010					45,324	5.18	189,001
	4/5/2010				15,637			81,000
	3/29/2010	112,500	225,000	450,000
Eric M. Specter	4/5/2010					54,556	5.18	227,499
	4/5/2010				18,822			97,498
	3/29/2010	125,000	250,000	500,000
Jay H. Levitt	4/5/2010					50,234	5.18	209,476
	4/5/2010				17,331			89,775
	3/29/2010	166,250	332,500	665,000
MaryEllen MacDowell	4/5/2010					24,173	5.18	100,801
	4/5/2010				8,340			43,201
	3/29/2010	80,000	160,000	320,000
Brian P. Woolf	4/5/2010					66,936	5.18	279,123
	4/5/2010				23,094			119,627
	3/29/2010	181,250	362,500	725,000
Colin D. Stern	4/5/2010					40,452	5.18	168,685
	4/5/2010				13,956			72,292
	3/29/2010	100,408	200,817	401,633

(1)	The amounts in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the 2003 Incentive Compensation Plan. This table reports the awards that could have been earned in fiscal 2010. The actual payments under these awards are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation. Under the 2003 Equity Incentive Compensation Plan, awards are paid at the end of the fiscal year based on performance metrics for the year, as described above in “Compensation Discussion and Analysis.”

(2)	The amounts shown in the “All Other Stock Awards” column represent RSUs granted to the named executive officers under the 2004 Stock Award and Incentive Plan. The vesting schedule is described in the footnotes to the Outstanding Equity Awards at Fiscal 2010 Year-End table below.

(3)	The amounts shown in the “All Other Option Awards” column represent the shares awarded under the 2004 Stock Award and Incentive Plan which are SARs. The vesting schedule is described in the footnotes to the Outstanding Equity Awards at Fiscal 2010 Year-End table below.

(4)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”.

In fiscal 2010 and prior years, Charming Shoppes granted awards to its executive officers under two plans: the 2003 Incentive Compensation Plan (the “2003 Plan”) and the 2004 Stock Award and Incentive Plan (the “2004 Plan”). The 2003 Plan was approved by our Shareholders at our 2003 Annual Meeting and the performance goals were reapproved at the 2008 Annual Meeting of Shareholders. The 2004 Plan was approved by our Shareholders at our 2004 Annual Meeting of Shareholders and the performance goals were reapproved at the 2009 Annual Meeting of Shareholders. Grants made in fiscal 2011 and any future equity awards will be granted out of the 2010 Stock Award and Incentive Plan (the “2010 Plan”) which was approved at the 2010 Annual Meeting, and not under the 2004 Plan.

The 2003 Plan is designed to reward short-term operating performance and in certain circumstances, authorizes stock awards. See “Compensation Discussion and Analysis—Fiscal 2010 Awards” for a discussion of the business metrics upon which performance goals for 2010 were based.

Under the 2003 Plan, the Compensation Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a change in control, termination of employment by Charming Shoppes or other events. However, the 2003 Plan provides that, in the event of death, disability or retirement, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Compensation Committee.

RSUs and SARs granted under the 2004 Plan are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested. Awards made prior to fiscal 2009 generally would become vested on an accelerated basis upon a change in control of Charming Shoppes. Awards made in fiscal 2009 and 2010 become vested on an accelerated basis upon a change in control of Charming Shoppes unless assumed by the acquirer and to the extent not already vested, the awards would become fully vested in the event the employee is terminated as a result of a qualifying termination within 24 months of a change in control.

RSUs are credited with dividend equivalents equal to dividends, if any, paid on our Common Stock. In some cases these dividends would be deemed reinvested in additional RSUs, but in all cases dividend equivalents, whether in the form of deferred cash or additional stock awards, remain subject to the same risk of forfeiture as the underlying RSUs. Absent unusual circumstances, vested RSUs are expected to be settled solely by delivery of shares of our Common Stock. We have not paid any dividends since 1995.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2010. The amounts reported under the “Option Awards” and “Stock Awards” columns are included in the Summary Compensation Table under “Stock Awards” and “Option Awards” at their grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation”. In addition, the stock awards and option awards reported in the Grants of Plan-Based Awards table above are also reported in this table, to the extent these awards have not been forfeited due to the resignations of Mr. Fogarty or Mr. Levitt.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Number of Securities Underlying Unexercised Options (#) (2) (a) Unexercisable	Option Exercise Price ($)(c)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($)(f)
James P. Fogarty	427,848	397,152	1.82	03/11/2011
	675,000	0	1.82	03/11/2011
Anthony M. Romano		150,000	1.03	02/09/2016	15,637	47,849
		45,324	5.18	04/04/2017
Eric M. Specter	66,000		6.50	02/23/2011	83,839	256,547
	15,760		5.00	03/31/2015
		63,040	5.00	03/31/2015
		250,000	1.57	03/22/2016
		54,556	5.18	04/04/2017
Jay H. Levitt	0	0			0	0
MaryEllen MacDowell		11,919	5.00	03/31/2015	15,766	48,244
	11,666	23,334	1.19	01/20/2016
		65,000	1.57	03/22/2016
		24,173	5.18	04/04/2017
Brian P. Woolf		202,429	4.70	07/07/2015	23,094	70,668
		175,000	1.57	03/22/2016
		66,936	5.18	04/04/2017
Colin D. Stern	9,692		5.00	03/31/2015	53,390	163,373
		38,770	5.00	03/31/2015
		125,000	1.57	03/22/2016
		40,452	5.18	04/04/2017

(1)	In the case of Mr. Fogarty, the numbers shown in this column reflect the performance-based SARs (427,848) whose performance-based conditions have been satisfied and the vested portion of time-based SARs (675,000), which were granted to Mr. Fogarty under his employment arrangements with the Company. For the other named executive officers, the numbers shown in this column represent the vested portion of time-based SARs and exercisable stock options granted to them under the terms of the Company’s 2004 Stock Award and Incentive Plan.

(2)	The numbers shown in column (a) represent performance-based SARs granted to Mr. Fogarty and time-based SARs granted to the other executive officers under the terms of the Company’s 2004 Stock Award and Incentive Plan.

(3)	The numbers shown in column (e) represent time-based RSUs granted to certain named executive officers under the terms of the Company’s 2004 Stock Award and Incentive Plan.

The following table presents information regarding the outstanding stock and option awards included in the table above that were not vested as of the last day of fiscal 2010.

Name	Shares Underlying Option Award	Shares Underlying Stock Award	Grant Date	Shares Appear in Column	Performance Conditions	Vesting Note (a)
James P. Fogarty	397,152		4/2/2009	(a)	Note(b)	Years 1-4 (Note (b))
Anthony M. Romano	150,000		2/10/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	45,324		4/5/2010	(a)	None	Years 1-4 (Note (e))
		15,637	4/5/2010	(e)	None	Years 1-4 (Note (f))
Eric M. Specter	63,040		4/1/2008	(a)	None	Years 3, 4 and 5 (Note (g))
	250,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	54,556		4/5/2010	(a)	None	Years 1-4 (Note (e))
		10,449	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
		22,568	3/26/2007	(e)	None	Years 3, 4 and 5 (Note (c))
		32,000	4/1/2008	(e)	None	Years 3, 4 and 5 (Note (c))
		18,822	4/5/2010	(e)	None	Years 1-4 (Note (f))
Jay H. Levitt	0
MaryEllen MacDowell	11,919		4/1/2008	(a)	None	Years 3, 4 and 5 (Note (g))
	23,334		1/21/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	65,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	24,173		4/5/2010	(a)	None	Years 1-4 (Note (e))
		527	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
		1,949	3/26/2007	(e)	None	Years 3, 4 and 5 (Note (c))
		4,950	4/1/2008	(e)	None	Years 3, 4 and 5 (Note (c))
		8,340	4/5/2010	(e)	None	Years 1-4 (Note (f))
Brian P. Woolf	202,429		7/8/2008	(a)	None	Years 3, 4 and 5 (Note (g))
	175,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	66,936		4/5/2010	(a)	None	Years 1-4 (Note (e))
		23,094	4/5/2010	(e)	None	Years 1-4 (Note (f))

Name	Shares Underlying Option Award	Shares Underlying Stock Award	Grant Date	Shares Appear in Column	Performance Conditions	Vesting Note (a)
Colin D. Stern	38,770		4/1/2008	(a)	None	Years 3, 4 and 5 (Note (c))
	125,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
	40,452		4/5/2010	(a)	None	Years 1-4(Note (e))
		6,765	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
		12,989	3/26/2007	(e)	None	Years 3, 4 and 5 (Note (c))
		19,680	4/1/2008	(e)	None	Years 3, 4 and 5 (Note (c))
		13,956	4/5/2010	(e)	None	Years 1-4 (Note (f))

(a)	Vesting is subject to acceleration in some cases in connection with termination of employment or a change in control. See “Potential Payments Upon Termination or Change in Control” below.

(b)	The 397,152 shares are performance-based SARs that vested on January 31, 2011 under the termination provisions of Mr. Fogarty’s grant agreement.

(c)	These are time-based RSUs that vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the award on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(d)	These are time-based SARs that vest as to 40% of the award on the second anniversary of the date of grant and 30% of the award on each of the third and fourth anniversaries of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(e)	These are time-based SARs that vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(f)	These are time-based RSUs that vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(g)	These are time-based SARs that vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the award on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

Option Exercises and Stock Vested During Fiscal 2010

The following table shows all stock awards which vested during fiscal 2010 and the value realized upon vesting with respect to the named executive officers during fiscal 2010. No stock options were exercised by the named executive officers in fiscal 2010.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2010

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James P. Fogarty	—	—
Anthony M. Romano	—	—
Eric M. Specter	38,516	235,932
Jay H. Levitt	—	—
MaryEllen MacDowell	1,470	9,856
Brian P. Woolf	—	—
Colin D. Stern	25,215	153,272

(1)	Reflects the market value of our Common Stock on the vesting date (as reported on the NASDAQ Stock Market), multiplied by the number of shares that vested. For this purpose, value is realized whether or not the named executive officer sold the shares that became vested.

Nonqualified Deferred Compensation for Fiscal 2010

The following table shows certain information with respect to the named executive officers’ nonqualified deferred compensation during fiscal 2010, under our Variable Deferred Compensation Plan (“VDCP”) and our Supplemental Executive Retirement Plan (“SERP”). In order to eliminate an annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008 and Company matching contributions were suspended effective April 2009. See “Variable Deferred Compensation Plan” and “Supplemental Executive Retirement Plan (SERP)” below.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Name	Executive Contributions in Fiscal 2010 ($) (1)	Company Contributions in Fiscal 2010 ($)	Aggregate Earnings in Fiscal 2010 ($) (2)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at 2010 Fiscal Year End ($)
James P. Fogarty	0	0	0		0		0
Anthony M. Romano	0	0	0		0		0
Eric M. Specter	9,808	0	49,623	(3)	286,042	(4)	388,639	(5)
Jay H. Levitt	0	0	0		0		0
MaryEllen MacDowell	1,538	0	112	(6)	0		217,007	(7)
Brian P. Woolf	0	0	0		0		0
Colin D. Stern	0	0	90,390	(8)	902,833	(9)	563,804	(10)

(1)	Represents the named executive officers’ contributions to our VDCP. These amounts are included in the Summary Compensation Table under “Salary” or “Non-Equity Incentive Plan Compensation” or both.

(2)	The amounts in this column include the returns credited to accounts under the VDCP based on the actual investment performance of mutual funds selected by participants. The weighted average rate of return for the VDCP for the named executive officers in fiscal 2010 was 10.0%. The weighted average rate of return for the SERP was 3.5%.

(3)	Represents $48,490 attributable to the VDCP and $1,133 attributable to the SERP.

(4)	Represents $201,052 attributable to the balance of Mr. Specter’s account balance in the SERP which was distributed to him after the discontinuation of the SERP as of December 31, 2008 and $84,990 attributable to a partial distribution of Mr. Specter’s balance in the VDCP.

(5)	Represents compensation deferred pursuant to the VDCP.

(6)	Attributable to the VDCP.

(7)	Represents compensation deferred pursuant to the VDCP.

(8)	Represents $78,382 attributable to the VDCP and $12,008 attributable to the SERP.

(9)	Represents $410,226 attributable to a partial distribution of Mr. Stern’s account balance in the VDCP and $492,607 which constitutes a portion of Mr. Stern’s account balance in the SERP and which was distributed to him after the discontinuation of the SERP as of December 31, 2008.

(10)	Represents $290,818 attributable to the VDCP and $272,986 attributable to the SERP.

Variable Deferred Compensation Plan

We provide a variable deferred compensation plan (the “VDCP”) to key executives and certain other officers and employees. Under the VDCP, participants may contribute up to 77% of their base compensation and 90% of bonus compensation to their choice of a retirement distribution account and/or an in-service distribution account while they are employed by the Company. In addition, participants may contribute all or part of the shares of stock they would otherwise receive upon the lapse of restrictions applicable to restricted stock and restricted stock unit awards under one or more equity plans. Until the matching Company contributions were suspended effective April 2009, this plan included a matching Company contribution of 50% of the participant’s contribution with respect to up to 3% of the participant’s compensation (up to 6% of total compensation for contributions with respect to amounts of total compensation in excess, if any, of the sum of the participant’s compensation over the maximum amount of compensation permitted to be taken into account under the terms of the Company’s retirement savings plan), less any matching contributions made for the participant under our 401(k) Plan.

Under this plan, a participant is also entitled to have credited to his or her retirement distribution account a unit equivalent to two-tenths of a share of Common Stock for every share such participant elects to defer and Common Stock equal to 20% of base salary and bonus compensation which such participant elects to defer, but only to the extent that, in the absence of deferral, the vesting of such shares or the payment of such compensation would have otherwise caused such participant’s compensation to be non-deductible by the Company under Section 162(m) of the Code.

Participants are 100% vested in their contributions from base salary and bonus compensation. Participants will be 25% vested in matched contributions after two years of service, and an additional 25% vested in such contributions for each year of service after the first two. Therefore, participants are 100% vested in matched contributions after five years of service. Also, participants over the age of 65, or over the age of 55 who have ten or more years of service, will be 100% vested in matched contributions as long as they are still employed. Finally, participants are automatically 100% vested in matched contributions if they become disabled or die while employed, or if a change in control occurs while they are employed by us.

Amounts deferred under the VDCP are deemed to be invested in one or more investment portfolios made available to participants. Since the amounts in the VDCP are unfunded, participants do not actually own shares in the investment portfolios; rather, their deferral accounts are credited with gains or losses based on the actual performance of such investment portfolios. We established a “Rabbi Trust” to provide an informal funding vehicle for our nonqualified benefit obligations to our employees, and this trust holds life insurance policies on some of the plan participants. We contribute cash to these life insurance policies in amounts equal to the compensation deferred by plan participants. The cash value of the life insurance policies is allocated among funds that are similar to the funds offered to participants as investment indices under the plan.

The rate of return credited to accounts under the VDCP is based on the actual investment performance of mutual funds designated for selection by the participants. The weighted average rate of return for the named executive officers in fiscal 2010 was 10.0%.

Benefits under the VDCP’s retirement distribution accounts can be disbursed in a lump sum or in annual installments (over five or ten years) at the election of the participant; if a form of distribution is not elected, or if the value of the account is less than $50,000, distribution is in a lump sum. The first distribution payment will be made as soon as practicable after the participant’s retirement. Benefits under the VDCP’s in-service distribution account are disbursed in a lump sum on the date designated by the participant. If a participant’s employment ends before retirement or before the distribution date chosen by the participant, other than because of disability or death, the participant will receive a lump sum payment of the vested portion of its distribution account(s). Under the VDCP, distribution accounts become 100% vested in the event of a change in control, and the distributions will be made in a lump sum as soon as practicable following the change in control.

Supplemental Executive Retirement Plan (SERP)

We provided the named executive officers and certain other management and key executives with benefits pursuant to the SERP.

In order to eliminate a significant annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008. On December 17, 2008, the Board of Directors amended the Plan to discontinue retirement credits to the Plan and make other related changes. See “Compensation Discussion and Analysis—Executive Summary” for a description of the principal changes made.

The annual cost to the Company that was eliminated by these changes is approximately $1,000,000, and the total value of the accounts was approximately $4,100,000. The discontinuance of the SERP did not affect the Company’s VDCP program, which is continuing.

Under the SERP, we contributed amounts to participant accounts based on age and years of plan service, as well as earnings on participant accounts. Generally, we made monthly SERP contributions to a participant’s retirement account based on age and service ranging from 8% of annual salary and bonus to a maximum of 35% of annual salary and bonus for long-service executives over age 55. The contribution percentage was 8% for participants whose combined age and years of service was less than 60 years, 12% for participants whose combined age and years of service was between 60 and 69, and 15% for participants whose combined age and years of service was 70 or greater. For those participants hired by the Company before February 1, 2003 who attained age 50 before that date, the contribution percentage was increased by one percent for each year of service performed before February 1, 2003 up to a maximum increase of 10%. In addition, for those participants hired before February 1, 2003 the contribution percentage was increased by an additional 10% after such participant attains age 55.

Account balances earned interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis until December 31, 2008 and thereafter at 3.5%. Benefits under the SERP vested according to the participant’s combined age and years of service. Benefits vested 50% when a participant attained 55 years of age with ten years of service. The vesting percentage increased by an additional 10% for each extra year of age (while the required number of years in service remained at ten), up to 100% when the participant attained 60 years of age, at which point only five years of service was required. Earnings are calculated each month and then added to each participant’s SERP account.

Benefits were paid to participants if and when the participant terminated service with us, based on the vesting percentage at the time of termination. If a participant retired, benefits were paid in accordance with the participant’s election, either as a lump sum payment at retirement or in up to ten annual installments. All account balances under the SERP have been paid to participants.

Potential Payments Upon Termination or Change in Control

The following explains the compensation potentially payable to each of our named executive officers in connection with termination of such executive’s employment and in connection with a change in control of Charming Shoppes. While the description below relates to payments pursuant to severance agreements and the terms of our employee benefit plans, the Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable, enter into new severance agreements, or amend existing change in control agreements with individual executive officers on different terms. In addition, amounts payable pursuant to a severance agreement could be paid over a shorter period than the payment periods referenced below in order to comply with Section 409A of the Internal Revenue Code.

On October 13, 2010, James P. Fogarty stepped down as Chief Executive Officer and resigned as a Director of the Company. On June 15, 2010, Jay H. Levitt resigned as President – Fashion Bug. In connection with their resignations, Mr. Fogarty and Mr. Levitt received severance and other benefits which are materially consistent with the severance and other benefits to which they were entitled for a “qualifying termination” for reasons other than for cause under their severance agreements, dated as of April 2, 2009 and September 22, 2008, respectively, with the Company. The nature and amount of benefits that Mr. Fogarty and Mr. Levitt received upon their resignations are described separately below.

The payments and benefits accruing to a named executive officer in the various termination and change in control circumstances discussed below represent compensation that is tied to the particular type of termination or the change in control event. Ordinary accruals, including salary payable through the date of termination and accrued vacation pay, are not included as these are not payable as a result of any particular termination. Accrued vacation pay as of January 29, 2011 was as follows: Mr. Romano, $17,500; Mr. Specter, $17,307; Ms. MacDowell, $13,462; Mr. Woolf, $16,731 and Mr. Stern, $13,903. Likewise, the amounts shown below do not include benefits that are payable without regard to the type of termination event and attributable to the named executive officer under our SERP and VDCP, which includes the amounts deferred by the named executive officer and the matching contributions by us under VDCP. See “Nonqualified Deferred Compensation for Fiscal 2010” above.

For purposes of this analysis, we value stock awards, options and SARs based on the closing market price of our stock on January 28, 2011, less the exercise price (or base amount) in the case of options (or SARs). We have not included any additional value representing the time value of options or SARs and we have not reduced the value of unvested stock awards, options or SARs based on the portion of the vesting period elapsed at January 29, 2011.

Severance Agreements

We have entered into severance agreements with our named executive officers. Under the severance agreements, an executive is entitled to receive severance benefits upon termination of employment by us other than for cause or upon termination by the executive for good reason, which are “qualifying terminations” under the severance agreements. However, severance benefits are payable only if the executive signs a general release of claims. “Cause” is defined under the severance agreements as: (1) a willful and continued failure to substantially perform the executive’s duties without cure; (2) a willful engagement in conduct demonstrably and materially injurious to the Company; or (3) a conviction for a felony. “Good Reason” means, without the executive’s consent and without cure: (1) a material diminution of the executive’s authorities, duties or responsibilities as an employee; (2) any requirement that an executive be based at a location more than 50 miles farther from the executive’s current primary residence than the executive’s current office location; (3) a material diminution in the executive’s base salary then in effect; or (4) a material breach of the severance agreement.

The amounts payable to executives under the severance agreements depend upon whether termination occurs within a certain time frame related to a change in control. If an executive’s employment (other than Mr. Fogarty) is terminated before a change in control or after 24 months following a change in control, the executive will receive severance equal to the sum of the executive’s annual base salary and a three-year average bonus, which amount will be payable over 12 months beginning 30 days after termination, monthly reimbursements of COBRA health care premiums during the 12-month severance period (or until the executive obtains similar coverage from a subsequent employer, if earlier) and a pro rated annual bonus for the year of termination, based on our performance. In the event of a qualifying termination not in connection with a change in control, Mr. Fogarty was to receive twice his annual base salary, payable over 24 months, monthly reimbursements of COBRA health care premiums during the 24-month severance period (or until Mr. Fogarty obtains similar coverage from a subsequent employer, if earlier) and a pro rated annual bonus for the year of termination, based on our performance. See “Former Chief Executive Officer Compensation” above.

If termination occurs upon or during the 24-month period following a change in control, instead of the severance benefits described above, the executive (other than Mr. Fogarty) will receive a lump sum severance amount equal to 1.5 times the sum of the executive’s annual base salary and three-year average bonus, a lump sum payment equal to the cost of COBRA health care premiums, life insurance premiums and disability insurance premiums for the 18-month period following termination, and a pro rated annual bonus at target for the year of termination. In the event of a qualifying termination upon or within 24 months following a change in control, Mr. Fogarty was to receive a lump sum amount equal to twice the sum of his annual base salary and three-year average bonus and a lump sum payment equal to the cost of COBRA health care premiums, life insurance premiums and disability insurance premiums for the 24-month severance period and a pro rated annual bonus at target for the year of termination.

In either event, the executive will also receive a lump sum amount equal to the executive’s accrued base salary and vacation pay. We will also provide certain outplacement services.

A change in control under the severance agreement includes: (1) an acquisition of voting securities by any person (other than certain related parties) after which such person has beneficial ownership of 20% or more, in the case of most executives, and 50% or more, in the case or Mr. Fogarty, of the voting power of outstanding voting securities; (2) the individuals who, as of the effective date of the applicable severance agreement, were members of our Board of Directors, plus any new Director whose election or nomination was approved by a vote of at least two-thirds of the applicable members of the Board of Directors, cease for any reason to constitute at least a majority of the Board of Directors; (3) a merger, consolidation, recapitalization, or reorganization, a reverse stock split of the outstanding voting securities or an acquisition of securities or assets in which the shareholders owning 80% of the voting securities immediately before such transaction do not own at least 60% of the combined voting power of the outstanding voting securities after such transaction; or (4) a complete liquidation or the sale or disposition of all or substantially all the assets, other than a transaction resulting in certain affiliates owning more than 50% of the assets.

The executive is not entitled to severance benefits if employment terminates due to disability, retirement or death, or if the executive is terminated for cause or terminates other than for good reason.

In 2009, the severance agreements with Mr. Romano, Mr. Specter, Ms. MacDowell, Mr. Levitt, Mr. Woolf and Mr. Stern were amended to provide that the executives are not entitled to a tax gross up payment if an excise tax under section 4999 of the Code is imposed on any payments contingent upon a change in control of the Company. Instead these severance agreements now provide that the amount of such payments may be reduced to the threshold amount under Section 280G of the Code if such reduction provides the executive with a greater net after-tax amount than would be the case if no reduction was made. These changes are consistent with the provisions of Mr. Fogarty’s severance agreement.

The severance agreements have a three-year term which, at the end of the first year of the three-year term and at the end of each year thereafter, automatically extends for one additional year unless notice of non-renewal is delivered.

During the term of the severance agreement and for a stated period after the executive’s termination of employment for any reason, the executive is subject to non-competition, non-disparagement and non-solicitation provisions. The stated period is 24 months for Mr. Fogarty. The stated period for all other executives is 12 months, if the termination occurs before a change in control or after 24 months following a change in control, or 18 months if the termination occurs upon or within 24 months of a change in control. The executive is also subject to confidentiality provisions. We may seek injunctive relief against an executive for breach of the confidentiality, non-competition, non-disparagement and non-solicitation provisions. In addition, an executive forfeits payments under the severance agreement for a breach of any of these provisions.

Incentive Compensation Plans and Other Employee Benefits

Under our Long-Term Incentive Plans, awards granted prior to fiscal 2009 were “single trigger.” Therefore, if a change in control of Charming Shoppes occurs, stock options, SARs, restricted stock and RSUs granted before fiscal 2009 under such plans become fully vested (at target levels in the case of performance shares) and, in the case of stock options and SARs, become fully exercisable. Awards granted in fiscal 2009 (SARs) and fiscal 2010 (SARs and RSUs) under such plans become fully vested and, in the case of SARs, become fully exercisable in connection with a change in control of Charming Shoppes only if (1) the acquiring company does not convert the award into an “equivalent” replacement award, or (2) the employee is terminated as a result of a qualifying termination upon or within 24 months following the change in control.

Under our Long-Term Incentive Plans, in the event of retirement, (1) vesting of a participant’s equity awards granted before fiscal 2009 will not be accelerated, but rather will vest, if at all, on their existing schedule; and (2) a participant’s equity awards granted in fiscal 2009 and fiscal 2010 will vest in amounts equal to the pro rated number of shares scheduled to vest on the next vesting date. In the event of death or disability, (1) vesting of a participant’s equity awards granted before fiscal 2009 will be fully accelerated; and (2) vesting of a participant’s equity awards granted in fiscal 2009 and 2010 will be accelerated to the extent such awards would vest within 180 days of the participant’s death or disability. In the event of involuntary termination other than for cause, (1) vesting of a participant’s equity awards granted before fiscal 2009 will be accelerated to the extent such awards would vest on the next vesting date; and (2) vesting of a participant’s equity awards granted in fiscal 2009 and fiscal 2010 and more than one year before the involuntary termination will be accelerated to the extent such awards would vest within 90 days of the involuntary termination.

Upon a change in control, VDCP participants are automatically 100% vested in matching Company contributions, and benefits under our SERP accelerate. Additionally, upon an involuntary termination, executives are entitled to the aggregate benefits accrued by each of them under the savings and retirement plans sponsored by the Company and any deferred compensation under the VDCP.

Under our 2003 Equity Incentive Compensation Plan, for all involuntary terminations (whether or not upon a change in control), the participant is not entitled to any cash bonus for the year of termination, unless the Committee determines otherwise and except as provided in our severance agreements. In the event of death, disability or retirement, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee.

Involuntary Termination

The amounts that each of our named executive officers, other than Mr. Fogarty and Mr. Levitt, would have received as a result of an involuntary termination not for cause or a termination for good reason on January 29, 2011 are set forth below.

Anthony M. Romano. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Romano for good reason occurred on January 29, 2011, Mr. Romano would have received the following incremental severance benefits under his severance agreement and our employee benefit plans: (1) a lump-sum payment of $1,200,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based SARs with a market value of $304,500; (3) vesting of RSUs with a market value of $47,849; (4) $39,180 related to premiums for health, disability and life insurance benefits; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Romano would have received incremental benefits of $1,621,529 under these circumstances.

Assuming an involuntary termination of employment not for cause or, for non-equity awards, termination by Mr. Romano for good reason, occurred on January 29, 2011 (without a change in control), Mr. Romano would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $650,000 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based SARs with a market value of $121,800; (3) $26,120 in the form of health insurance; and (4) $30,000 for the cost of outplacement services. In the aggregate, Mr. Romano would have received incremental benefits of $827,920 under these circumstances.

Eric M. Specter. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Specter for good reason occurred on January 29, 2011, Mr. Specter would have received the following incremental severance benefits under his severance agreement and our employee benefit plans: (1) a lump-sum payment of $1,000,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based SARs with a market value of $372,500; (3) vesting of RSUs with a market value of $256,547; (4) $39,069 related to premiums for health, disability and life insurance benefits; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Specter would have received incremental benefits of $1,698,116 under these circumstances.

Assuming an involuntary termination of employment not for cause or, for non-equity awards, termination by Mr. Specter for good reason, occurred on January 29, 2011 (without a change in control), Mr. Specter would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $500,000 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based SARs with a market value of $149,000; (3) vesting of RSUs with a market value of $98,624; (4) $26,046 in the form of health insurance; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Specter would have received incremental benefits of $803,670 under these circumstances.

MaryEllen MacDowell. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Ms. MacDowell for good reason occurred on January 29, 2011, Ms. MacDowell would have received the following incremental severance benefits under her severance agreement and our employee benefit plans: (1) a lump-sum payment of $1,006,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based SARs with a market value of $187,000; (3) vesting of RSUs with a market value of $22,724; (4) $29,207 related to premiums for health, disability and life insurance benefits; and (5) $30,000 for the cost of outplacement services. In the aggregate, Ms. MacDowell would have received incremental benefits of $1,274,931 under these circumstances.

Assuming an involuntary termination of employment not for cause or, for non-equity awards, termination by Ms. MacDowell for good reason, occurred on January 29, 2011 (without a change in control), Ms. MacDowell would have received the following incremental severance benefits under her severance agreement and our employee benefits plans: (1) an amount equal to $564,000 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based SARs with a market value of $92,252; (3) vesting of RSUs with a market value of $9,599; (4) $19,471 in the form of health insurance; and (5) $30,000 for the cost of outplacement services. In the aggregate, Ms. MacDowell would have received incremental benefits of $715,322 under these circumstances.

Brian P. Woolf. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Woolf for good reason occurred on January 29, 2011, Mr. Woolf would have received the following incremental severance benefits under his severance agreement and our employee benefit plans: (1) a lump-sum payment of $1,450,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based SARs with a market value of $260,750; (3) vesting of RSUs with a market value of $70,668; (4) $14,680 related to premiums for health, disability and life insurance benefits; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Woolf would have received incremental benefits of $1,826,098 under these circumstances.

Assuming an involuntary termination of employment not for cause or, for non-equity awards, termination by Mr. Woolf for good reason, occurred on January 29, 2011 (without a change in control), Mr. Woolf would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $725,000 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based SARs with a market value of $104,300; (3) $9,786 in the form of health insurance; and (4) $30,000 for the cost of outplacement services. In the aggregate, Mr. Woolf would have received incremental benefits of $869,086 under these circumstances.

Colin D. Stern. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Stern for good reason occurred on January 29, 2011, Mr. Stern would have received the following incremental severance benefits under his severance agreement and our employee benefit plans: (1) a lump-sum payment of $803,267 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based SARs with a market value of $186,250; (3) vesting of RSUs with a market value of $163,373; (4) $29,207 related to premiums for health, disability and life insurance benefits; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Stern would have received incremental benefits of $1,212,097 under these circumstances.

Assuming an involuntary termination of employment not for cause or, for non-equity awards, termination by Mr. Stern for good reason, occurred on January 29, 2011 (without a change in control), Mr. Stern would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $401,633 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based SARs with a market value of $74,500; (3) vesting of RSUs with a market value of $60,349; (4) $19,471 in the form of health insurance; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Stern would have received incremental benefits of $585,953 under these circumstances.

In addition, under our severance agreements, for involuntary terminations not for cause or termination for good reason (without a change in control), the named executive officers would be entitled to a pro rated annual cash bonus for the year of the termination, based on our performance. However, since the performance goals established for fiscal 2010 were not met no such bonuses would have been awarded. Also, upon a change in control, VDCP participants are automatically 100% vested in matching Company contributions, and payments under our SERP accelerate. See “Nonqualified Deferred Compensation for Fiscal 2010.”

Death or Disability

Each of our named executive officers would be entitled to accrued salary and accrued vacation upon death or disability. Under our 2003 Incentive Compensation Plan, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee. In addition, assuming the death or disability occurred on January 29, 2011, Mr. Romano would have received deemed earning and vesting of time-based SARs with a market value of $304,500 and vesting of RSUs with a market value of $11,962; Mr. Specter would have received deemed earning and vesting of time-based SARs with a market value of $149,000 and vesting of RSUs with a market value of $213,349; Ms. MacDowell would have received deemed earning and vesting of time-based SARs with a market value of $70,435 and vesting of RSUs with a market value of $22,724; Mr. Woolf would have received deemed earning and vesting of time-based SARs with a market value of $104,300 and vesting of RSUs with a market value of $17,665; and Mr. Stern would have received deemed earning and vesting of time-based SARs with a market value of $74,500 and vesting of RSUs with a market value of $131,344.

Retirement

Each of our named executive officers would be entitled to accrued salary and accrued vacation upon retirement. Under our 2003 Incentive Compensation Plan, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee. Also, VDCP participants upon retirement who are over the age of 65, or over the age of 55 who have ten or more years of service, will be 100% vested in matched contributions and benefits under our SERP will be paid in accordance with the participant’s election, either as a lump sum payment at retirement or in up to ten annual installments. See “Nonqualified Deferred Compensation for Fiscal 2010.” Only Mr. Stern was eligible to receive additional retirement benefits on January 29, 2011. Assuming Mr. Stern retired on January 29, 2011, he would have received deemed earning and vesting of time-based SARs with a market value of $68,540 and vesting of RSUs with a market value of $128,889.

Voluntary Termination or Termination for Cause

Each of our named executive officers would only be entitled to accrued salary and accrued vacation upon a voluntary termination or termination for cause.

James P. Fogarty and Jay H. Levitt

Pursuant to the severance letter we signed with Mr. Fogarty on October 13, 2010, upon his resignation as President and Chief Executive Officer and as a Director of the Board, we agreed to pay him severance consistent with a qualifying termination under the terms of his severance agreement. He received (or will receive) the following severance payments: (1) an amount equal to $2,000,000 attributable to base salary payable in regular payroll installments over 24 months plus $161,538 for two additional months of base salary; (2) $52,099 in the form of health insurance reimbursements; (3) up to $30,000 for the cost of outplacement services; and (4)

$73,077 attributable to unpaid base salary and accrued but unpaid vacation pay. In connection with his termination, Mr. Fogarty forfeited 225,000 time-based SARs and 275,000 performance-based SARs in accordance with the terms of his grant agreements. Additionally, on December 11, 2010, Mr. Fogarty vested in 450,000 time-based SARs and on January 31, 2011, he vested in 397,152 performance-based SARs under the terms of his grant agreements. These SARs and any other SARs in which Mr. Fogarty was currently vested were exercisable through March 11, 2011. These SARs were exercised by Mr. Fogarty.

Pursuant to the Separation Agreement and General Release we signed with Mr. Levitt on August 15, 2010, we agreed to pay him severance consistent with a qualifying termination under the terms of his severance agreement. He received (or will receive) the following severance payments: (1) an amount equal to $665,000 attributable to base salary payable in regular payroll installments over 12 months; (2) $176,475 payable in one lump sum representing a pro rated share of his three year average bonus; (3) $23,762 in the form of health insurance reimbursements; (4) up to $30,000 for the cost of outplacement services; and (5) $29,413 attributable to unpaid base salary and accrued but unpaid vacation pay. Mr. Levitt forfeited 378,384 time-based SARs and 17,331 RSUs in connection with his termination.

Additionally, both Mr. Fogarty and Mr. Levitt were entitled to the aggregate benefits accrued by each of them under the savings and retirement plans sponsored by the Company and any deferred compensation under the VDCP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of January 29, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,484,364		$3.21	7,107,569	(2)
Equity compensation plans not approved by security holders	1,630,796	(3)	$2.79	—
Total	7,115,160		$3.10	7,107,569

(1)	Weighted-average exercise price is calculated only for options and SARs that have an exercise price. Thus, deferred stock and similar full-value awards (other than restricted stock) which are treated as outstanding “rights” for purposes of column (a) of this Table but which have no exercise price, are not included in the calculation of weighted-average exercise price.

(2)	Includes, as of January 29, 2011, the following number of shares which were available for future grants under the following plans: (a) 2010 Plan: 6,698,894; and (b) Employee Stock Purchase Plan (the “ESPP”): 408,675. Shares that are subject to outstanding awards under the 2004 Plan or under predecessor plans to the 2004 Plan that are canceled, forfeited or otherwise become available under the share recapture provisions of the 2010 Plan will be available for future grants under the 2010 Plan. All of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including shares under the 2010 Plan issuable as restricted stock, RSUs, or as a bonus, and shares under the ESPP, which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. Shares are counted against the limits under the 2010 Plan at such time as they are actually delivered to participants and any risk of forfeiture has lapsed. Thus, shares remain available under the 2010 Plan if an award expires, is forfeited, is settled in cash, if shares are withheld or surrendered to pay the exercise price or satisfy tax withholding obligations, or if the actual shares delivered upon exercise of an award are fewer than the number of shares covered by the award, as occurs upon exercise of a stock appreciation right.

(3)	Includes 1,416,496 inducement SARs under NASDAQ Marketplace Rule 5635(c)(4). The SARs were granted without shareholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) and Chicago Stock Exchange Rule 19(m)(1)(D). Also includes shares issuable upon exercise of options relating to 214,300 shares under the Amended and Restated 2000 Associates’ Stock Incentive Plan. This plan, which provides for grants only to persons who are not Directors or executive officers of Charming Shoppes, is administered by the Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. No further awards may be granted under this Plan. Options under this plan have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, vest at times specified by the Committee, and expire no later than ten years after the date of grant. The exercise price may be paid in cash or by surrender of previously acquired shares.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We value the opinions of our shareholders on all corporate governance matters, including executive compensation. At our 2010 Annual Meeting of Shareholders, the Board of Directors included a voluntary advisory vote on the compensation of our named executive officers set forth in the Summary Compensation Table and accompanying narrative disclosure contained in our proxy statement related to the 2010 Annual Meeting, which received overwhelming support from our shareholders. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted, which requires we provide our shareholders with an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, the SEC’s executive compensation rules.

Our executive compensation program is structured to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation, and to invest in our executive officers, including our named executive officers, in the long-term success of the Company while also seeking to maximize shareholder value. The primary objectives of our executive compensation structure are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value without encouraging inappropriate or excessive risk-taking;

•	reflect our unique, entrepreneurial and customer-focused orientation, while taking into account the specific factors currently impacting the Company;

•

help us to attract and retain talented executives by providing competitive compensation opportunities as compared to other retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement in accordance with the SEC’s executive compensation rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices of the Company described in this Proxy Statement. We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 17 for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to Company performance as well as the executive compensation tables beginning on page 30 of this Proxy Statement.

With this proposal, the Board of Directors gives the shareholders of the Company the opportunity to vote on the following advisory resolution:

RESOLVED, that the shareholders hereby approve, on a non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and any related material disclosed in this Proxy Statement.

While the resolution is non-binding and will not be construed as overruling any decision by the Board of Directors or create or imply any fiduciary or other duty by the Board, the Board and the Compensation Committee value the opinions the Company’s shareholders express in their votes, and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Under Section 1757(a) of the Pennsylvania Business Corporation Law, the approval of the resolution requires the affirmative vote of a majority of the votes cast on the matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION AND DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also contains a provision requiring companies to include an advisory vote to indicate, on a non-binding basis, how frequently we should hold an advisory vote on the compensation of the Company’s named executive officers; specifically, every one, two, or three years. We are required to submit to our shareholders this advisory vote at least once every six years.

We value the opinion of our shareholders and we believe that an advisory vote on executive compensation every year is most appropriate for the Company. An annual vote will allow our shareholders to provide us with more meaningful and direct input on our executive compensation policies and practices and will allow us to timely respond to any concerns that are raised. Accordingly, our Corporate Governance and Nominating Committee has recommended to the Board and the Board recommends that the advisory vote on executive compensation be held every year.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years, or abstain from voting. The option receiving the greatest number of votes cast at the Meeting will be deemed the preference of our shareholders. The Board of Directors and the Corporate Governance and Nominating Committee will take into account the outcome of the vote when considering the frequency of the advisory vote on executive compensation; however, because this vote is advisory it is not binding on the Board or the Corporate Governance and Nominating Committee and, accordingly, we may decide it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option receiving the most support from our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ONE YEAR FOR THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the SEC.

The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

Michael C. Appel (Chairperson)
Richard W. Bennet, III
Michael Goldstein
Bruce J. Klatsky
Alan Rosskamm

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our Common Stock by (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock; (2) each Director and nominee for Director; (3) each named executive officer for fiscal 2010; and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April 18, 2011, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 18, 2011. Unless otherwise indicated in the footnotes, each named person had sole voting and dispositive power over the shares shown as beneficially owned by that person, and the address for each named person is c/o Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Arnaud Ajdler	118,801	(1)(2)	*
Michael C. Appel	113,801	(1)(4)	*
Richard W. Bennet, III	54,785	(1)	*
Michael J. Blitzer	21,682	(1)	*
Michael Goldstein	97,389	(1)	*
Katherine M. Hudson	234,111	(1)	*
Bruce J. Klatsky	36,785	(1)	*
MaryEllen MacDowell	34,516	(3)	*
Paula A. Price	11,746	(1)	*
Anthony M. Romano	74,345	(3)	*
Alan Rosskamm	273,049	(1)	*
Eric M. Specter	225,356	(3)	*
Colin D. Stern	134,408	(3)	*
Brian P. Woolf	70,060	(3)	*
BlackRock, Inc.	7,873,502	(5)	6.8%
Crescendo Partners II, L.P., Series Q	5,956,125	(6)	5.1%
Dimensional Fund Advisors LP	7,553,696	(7)	6.5%
FMR LLC/Edward C. Johnson 3d	14,137,051	(8)	12.2%
Omega Advisors/ Leon G. Cooperman	7,720,547	(9)	6.6%
Royce & Associates, LLC	8,790,694	(10)	7.6%
The Vanguard Group, Inc.	5,995,901	(11)	5.2%
All current Directors and executive officers as a group (16 persons)	1,535,766	(12)	1.3%

*	Does not exceed one percent of the outstanding class of Common Stock.
(1)	With respect to Directors who are not currently executive officers:

(i)	Includes shares as to which the Director holds options exercisable within 60 days in the following amounts: Ms. Hudson, 34,500 shares; and Mr. Rosskamm, 54,500 shares.

(ii)	Includes deferred shares which are non-forfeitable in the following amounts: Mr. Ajdler, 64,016 shares; Mr. Appel, 67,016 shares; Mr. Goldstein, 40,604 shares; Ms. Hudson, 36,422 shares; and Mr. Rosskamm, 61,941 shares.

(iii)	Includes 36,785 shares issuable in settlement of RSUs to each Director except for Mr. Blitzer and Ms. Price who received pro rated grants of 21,682 shares and 11,746 shares, respectively, which become non-forfeitable within 60 days and have been deferred by each of the following Directors: Mr. Appel, Mr. Blitzer, and Mr. Goldstein. Mr. Ajdler has deferred 18,392 shares.

(iv)	Includes 89 shares which Mr. Rosskamm could acquire upon exercise of 41,152 SARs exercisable within 60 days assuming an exercise price at April 18, 2011 based on the closing market price per share ($4.61) at that date and the base price of the SARs ($4.60 per share). The actual number of shares that would be acquired upon exercise of SARs will vary based on the market price of our Common Stock at the time of exercise.

(2)	Mr. Ajdler is a Senior Managing Director at Crescendo Partners. The Schedule 13D/A filed by Crescendo Partners II, L.P., Series Q (“Crescendo”) on December 23, 2010, reporting beneficial ownership at December 21, 2010, stated that Mr. Ajdler, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to beneficially own the 5,956,125 shares owned by Crescendo and the 474,079 shares owned by Crescendo Partners III, but that Mr. Ajdler disclaims beneficial ownership of such shares (see Note 6 below).

(3)	With respect to executive officers:

(i)	Excludes restricted stock units subject to risk of forfeiture and/or restrictions on transfer and no present voting rights in the following amounts: Mr. Romano, 11,728 shares; Mr. Specter, 46,904 shares; Ms. MacDowell, 10,544 shares; Mr. Woolf, 17,321 shares; and Mr. Stern, 30,179 shares.

(ii)	Includes shares that may be acquired upon exercise of SARs exercisable within 60 days assuming an exercise price at April 18, 2011 based on the closing market price per share ($4.61) at that date and the base price of the SARs as follows: 46,594 shares which Mr. Romano could acquire upon exercise of 60,000 SARs with a base price of $1.03 per share; 65,944 shares which Mr. Specter could acquire upon exercise of 100,000 SARs with a base price of $1.57 per share; 8,655 shares which Ms. MacDowell could acquire upon exercise of 11,666 SARs with a base price of $1.19 per share, and 17,145 shares upon exercise of 26,000 SARs with a base price of $1.57 per share; 46,161 shares which Mr. Woolf could acquire upon exercise of 70,000 SARs with a base price of $1.57 per share; and 32,972 shares which Mr. Stern could acquire upon exercise of 50,000 SARs with a base price of $1.57 per share. The actual number of shares that would be acquired upon exercise of SARs will vary based on the market price of our Common Stock at the time of exercise.

(iii)	James P. Fogarty, who resigned as our Chief Executive Officer and as a Director of the Company effective October 13, 2010, and Jay H. Levitt, who resigned as our President – Fashion Bug effective June 15, 2010, are not included in this table as current information with respect to their beneficial ownership of our Common Stock is not available to the Company. At the date of each of Mr. Fogarty’s and Mr. Levitt’s resignations, they directly owned 125,000 shares and 25,000 shares, respectively, of the Company’s Common Stock.

(4)	Mr. Appel directly owns 10,000 shares through the Michael Appel Rollover Account.

(5)

The source of this information is a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2011 and reporting beneficial ownership as of December 31, 2010. According to this Schedule 13G/A, BlackRock had sole voting power and sole dispositive power over 7,873,502 shares of Common Stock. According to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010, BlackRock was founded in 2009 as a result of a merger between BlackRock and Barclays Global Investors. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(6)

The source of this information is a Schedule 13D/A filed December 23, 2010 with the SEC reporting beneficial ownership at December 21, 2010. The Schedule 13D/A reported that Crescendo beneficially owned 5,956,125 shares of Common Stock. The address of Crescendo and other parties to the Schedule 13D/A is 825 Third Avenue, 40th Floor, New York, NY 10022.

The Schedule 13D/A was also filed on behalf of Crescendo Investments II, LLC (“Crescendo Investments II”), Crescendo Partners III, L.P. (“Crescendo Partners III”), Crescendo Investments III, LLC (“Crescendo Investments III”), Eric Rosenfeld, and Arnaud Ajdler. On the Schedule 13D/A, it was reported that Crescendo Investments II had beneficial ownership with respect to 5,956,125 of these shares, Crescendo Partners had beneficial ownership with respect to 474,079 of these shares, Crescendo Investments III had beneficial ownership with respect to 474,079 of these shares, and Eric Rosenfeld had beneficial ownership with respect to 6,430,204 of these shares (representing 5.5% of the Common Stock outstanding at April 18, 2011). Except for any pecuniary interest, Crescendo Investments II disclaimed beneficial ownership of shares of Common Stock held by Crescendo, Mr. Rosenfeld disclaimed beneficial ownership of shares of Common Stock held by Crescendo and Crescendo Partners III, and Crescendo Investments III disclaimed beneficial ownership of shares of Common Stock held by Crescendo Partners III (see also Note 2 above).

(7)	The source of this information is a Schedule 13G/A filed with the SEC on February 11, 2011 and reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”), Dimensional had sole voting power over 7,415,598 shares of Common Stock and sole dispositive power over 7,553,696 shares of Common Stock. Dimensional, a registered investment advisor, serves as investment manager to four investment companies as well as certain commingled group trusts and separate accounts (the “Dimensional Funds”) and may, in certain instances, be deemed the beneficial owner of shares of Common Stock held by the Dimensional Funds which are reported on the Schedule 13G/A, of which Dimensional disclaimed beneficial ownership. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(8)	The source of this information is a Schedule 13G/A filed with the SEC on February 14, 2011 and reporting beneficial ownership as of December 31, 2010. According to the 13G/A filed by FMR LLC (“FMR”), FMR has sole voting power over 0 shares of Common Stock and sole dispositive power over 14,137,051 shares of Common Stock. According to the 13G/A filed by FMR, Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR and a registered investment advisor, beneficially owns 14,137,051 shares of Common Stock as a result of acting as investment advisor to various investment funds (the “Funds”), which includes 650,233 shares of Common Stock resulting from the assumed conversion of $10,000,000 principal amount of the Company’s 1.125% convertible notes. The ownership of one investment company, Fidelity Advisor Small Cap Fund amounted to 6,300,079 shares of Common Stock. FMR has sole dispositive power of 14,137,051 of the shares of Common Stock owned by the funds. Neither FMR nor Mr. Johnson has the sole power to direct the voting of the shares of Common Stock directly owned by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares of Common Stock owned by the Funds under written guidelines established by the Funds’ Boards of Trustees. FMR’s and Fidelity’s address is 82 Devonshire Street, Boston, MA 02109.

(9)

The source of this information is a Schedule 13G filed with the SEC on December 13, 2010 and reporting beneficial ownership as of December 2, 2010. According to the Schedule 13G, Mr. Cooperman is the managing member of Omega Associates, L.L.C., a Delaware limited liability company (“Associates”), which is the general partner of three Delaware limited partnerships: Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P. (“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”). Mr. Cooperman is also the president, chief executive officer and a majority stockholder of Omega Advisors, Inc., a Delaware corporation (“Advisors”), which serves as the investment manager to Omega Overseas Partners, Ltd., a Cayman Islands exempted company (“Overseas”). Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, Overseas and Advisors and was the beneficial owner of 7,720,547 shares of Common Stock, which consisted of 1,871,800 shares owned by Capital LP, 652,600 shares owned by Equity LP, 411,224 shares owned by Investors LP, 1,583,551 shares owned by Overseas and 3,201,372 shares owned by accounts of institutional clients for which Advisors serves as a discretionary investment advisor. Mr. Cooperman had sole voting and dispositive power over 4,519,175 shares of Common Stock and shared voting and dispositive power over 3,201,372 shares of Common Stock. According to the Schedule 13G filed by Mr. Cooperman, Mr. Cooperman, Capital LP, Investors LP, Equity LP and Advisors have their principal business offices at 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005 and Overseas’s business address is British American Tower, 3rd Floor, Jennrett Street, Georgetown, Grand Cayman Island, British West Indies.

(10)	The source of this information is a Schedule 13G/A filed with the SEC on February 11, 2011 and reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G/A filed by Royce & Associates, LLC (“Royce”), Royce had sole voting and sole dispositive power over 8,790,694 shares of Common Stock which includes 1,300,466 shares of Common Stock resulting from the assumed conversion of $20,000,000 principal amount of the Company’s 1.125% convertible notes. Royce’s address is 745 Fifth Avenue, New York, NY 10151.

(11)	The source of this information is a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011 and reporting beneficial ownership as of December 31, 2010. According to the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”), Vanguard had sole voting over 197,141 shares of Common Stock and sole dispositive power over 5,798,760 shares. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(12)	Includes 96,000 shares as to which current Directors and executive officers hold options exercisable within 60 days, 220,910 shares which current Directors and executive officers could acquire upon exercise of outstanding SARs exercisable within 60 days, 269,999 deferred shares, 291,228 shares of restricted stock units which are subject to risk of forfeiture and/or restrictions on transfer (see also Notes 1 and 2 above). Does not include shares beneficially owned by Crescendo Partners II, L.P. as to which beneficial ownership is disclaimed, as described in Note 2 above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, Michael C. Appel, Richard W. Bennet, III, Michael Goldstein, Bruce J. Klatsky, Alan Rosskamm and M. Jeannine Strandjord, who decided not to stand for reelection at the 2010 Meeting, served as members of the Compensation Committee. No member of the Compensation Committee is or was during fiscal 2010 an employee, or is or ever has been an officer of, Charming Shoppes or its subsidiaries, except for Mr. Rosskamm who served as our Interim Chief Executive Officer from the resignation of our former Chief Executive Officer in July 2008 until the appointment of Mr. Fogarty to the office of Chief Executive Officer in April 2009. No executive officer of Charming Shoppes served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Charming Shoppes’ Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to Charming Shoppes’ accounting and financial reporting processes, including its internal control over financial reporting, and overseeing the Company’s risk management process. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter, management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements, appropriateness of the accounting principles and reporting policies and establishing and maintaining effective internal control over financial reporting. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of Charming Shoppes’ internal control over financial reporting. The activities of our Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

In this context, our Audit Committee has met with management, the internal auditors, the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as an Audit Committee to discuss the overall scope, plans and results of audits, as well as the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, our Audit Committee reviewed and discussed with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of Charming Shoppes’ internal control over financial reporting. We also specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, our Audit Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and letter from the independent auditors, as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). We have concluded that the independent auditors are independent from Charming Shoppes and its management. In reaching this conclusion, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.

In reliance on the review and discussions referred to above, our Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the SEC.

The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

Katherine M. Hudson (Chairman)
Arnaud Ajdler
Bruce J. Klatsky

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended January 29, 2011 and January 30, 2010:

	Fiscal 2010	Fiscal 2009
Audit fees (1)	$1,427,000	$1,727,000
Audit-related fees (2)	5,000	35,000
Tax fees (3)	214,000	589,000
All other fees	0	0

Total	$1,646,000	$2,351,000

(1)	Audit fees consist of the annual audit of Charming Shoppes’ consolidated financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include interim reviews of the quarterly consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) and financial accounting and reporting consultations.

(2)	Audit-related fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

(3)	Tax fees consist principally of tax planning and advisory services, transfer pricing documentation, tax examination assistance and preparation of foreign subsidiary tax returns and filings ($8,000 and $7,000 in fiscal years 2010 and 2009, respectively).

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

All services provided by Ernst & Young LLP in fiscal 2010 were pre-approved by our Audit Committee.

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair the independence of Ernst & Young LLP and is consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the flexibility to permit Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters and enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.

If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit-related services not contemplated in the original pre-approvals, or for other tax services and permissible non-audit services that are determined to be in the best interests of Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to the Audit Committee Chairman the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee if a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled meeting. Additionally, the Audit Committee receives reports at its meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.

PROPOSAL FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for fiscal 2011.

Although we are not required to do so, we believe that it is appropriate for us to request shareholder ratification of the appointment of Ernst & Young LLP as our independent auditors. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. In addition, even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent auditor at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to shareholders’ questions and to have the opportunity to make statements they consider appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section  16(a) filing requirements have been met during fiscal 2010.

PROPOSALS FOR 2012 ANNUAL MEETING

In accordance with applicable SEC rules, any proposals of shareholders that are intended to be presented at our 2012 Annual Meeting of Shareholders and included in our proxy materials for that meeting or any nominees proposed as Director by shareholders, must be received at our principal executive offices no later than January 9, 2012 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that meeting.

In addition, under the terms of our By-laws, a shareholder who intends to present an item of business at the 2012 Annual Meeting of Shareholders, excluding a nomination for Director and other than a proposal submitted for inclusion in our proxy materials (which are described separately below), must provide notice of such business to Charming Shoppes after February 6, 2012 and on or before March 7, 2012 and must comply with all applicable requirements of our By-laws. Our By-laws generally require shareholders to provide advance notice to the Company of any item of business. This notice generally must, among other things, (1) identify the name and address of the proposing shareholder and any beneficial owner; (2) state the number of shares owned of record by the proposing shareholder, beneficial owner and certain associated persons; (3) describe any interest which the proposing shareholder, beneficial owner or certain associated persons have in the proposed business; (4) describe any arrangements or understandings among the proposing shareholder, beneficial owner, certain associated persons and any other third person regarding the proposed business; (5) describe the proposed business, the reason for the proposed business and include a proposed resolution; and (6) the extent to which the nominating shareholder, any beneficial owner and certain associated persons have hedged their positions in the Company.

The full text of the relevant By-law provisions, which includes the full list of the information that must be submitted for a shareholder proposal, may be obtained upon written request directed to our Corporate Secretary.

Under the terms of our By-laws, a shareholder who intends to submit nominees to our Board of Directors, must provide notice of such nominees to Charming Shoppes no later than January 9, 2012 and must comply with all requirements of our By-laws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Director Nominations.”

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. Brokerage houses, custodians, nominees and fiduciaries will also be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement or Notice may have been sent to multiple shareholders in your household, unless Charming Shoppes has received contrary instructions from one or more shareholders. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020 or by calling Investor Relations at 215-245-9100. If you would like to receive separate copies of the Annual Report on Form 10-K and Proxy Statement or the Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address or telephone number.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K, which contains financial statements audited by our independent auditors as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020 or by calling Investor Relations at 215-245-9100.

The Reports of the Compensation Committee and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein. We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN
Secretary

Bensalem, Pennsylvania
May 6, 2011

PROXY CARD FOR

ANNUAL MEETING OF SHAREHOLDERS OF

CHARMING SHOPPES, INC.

Thursday, June 16, 2011

10:00 a.m. Eastern Time

Charming Shoppes, Inc.

450 Winks Lane

Bensalem, PA 19020

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and the Company’s Annual Report on Form 10-K

are available at www.charmingshoppes.com/proxy2011

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¡ 21030403000000000000 6	061611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect the ten (10) Director nominees identified in the accompanying Proxy Statement for a one-year term.				FOR	AGAINST	ABSTAIN

			2. To approve by advisory vote executive compensation.	☐	☐	☐
	NOMINEES:		1 year	2 years	3 years	ABSTAIN
☐ FOR ALL NOMINEES	O Arnaud Ajdler O Michael C. Appel O Richard W. Bennet, III O Michael J. Blitzer O Michael Goldstein O Katherine M. Hudson O Bruce J. Klatsky O Paula A. Price O Anthony M. Romano O Alan Rosskamm		3. To approve by advisory vote the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES				FOR	AGAINST	ABSTAIN
☐ FOR ALL EXCEPT (See instructions below)			4. To ratify the appointment of Ernst & Young LLP as independent auditors of Charming Shoppes, Inc. for fiscal 2011	☐	☐	☐
5. To transact such other business as may properly come before the Meeting or at any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL			The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.
EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:		—
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡

☐	¡

CHARMING SHOPPES, INC.

Proxy for the Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michael Goldstein and Michael C. Appel, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 16, 2011 and at any postponements and adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE TEN NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION BY ADVISORY VOTE, “1 YEAR” FOR THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2011.

(Continued and to be signed on the reverse side)

¡	14475	¡